UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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IDEX Corporation (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)
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1925 West Field Court, Suite 200

Lake Forest, IL 60045

March 20, 2020

Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of IDEX Corporation (the Company), which will be held on Thursday, May 7, 2020 , at 9:00 a.m. Central Time, at the DoubleTree Hotel, 5460 N. River Road, Rosemont, Illinois 60018.

We intend to hold our annual meeting in person. However, we are actively monitoring the novel coronavirus disease, COVID-19, as part of our effort to maintain a safe and healthy environment at our annual meeting. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, details on how to participate will be issued by press release, posted on our website, and filed with the Securities and Exchange Commission as additional proxy material. We also encourage attendees to review guidance from public health authorities on this issue.

The following pages contain our notice of annual meeting and proxy statement. Please review this material for information concerning the business to be conducted at the 2020 Annual Meeting, including the nominees for election as directors.

As we did last year, we have elected to provide access to our proxy materials and 2019 Annual Report on the Internet and are mailing paper copies to stockholders who have requested them. For further details, please refer to the section entitled Summary beginning on page 1 of the proxy statement.

Whether or not you plan to attend the 2020 Annual Meeting, it is important that your shares be represented. Please vote via telephone, the Internet or proxy card. If you own shares through a bank, broker or other nominee, please execute your vote by following the instructions provided by such nominee.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Sincerely,

ANDREW K. SILVERNAIL

Chairman of the Board and

Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Thursday, May 7, 2020 at 9:00 a.m. Central Time
Place	DoubleTree Hotel, 5460 N. River Road, Rosemont, Illinois 60018*
Agenda	1. Election of four members of the IDEX Board of Directors, each for a term of three years
2. Advisory vote to approve named executive officer compensation
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2020
4. To consider a stockholder proposal regarding a report related to employee representation on the Company’s Board of Directors, if properly presented at the meeting
5. To transact such other business as may properly come before the 2020 Annual Meeting or any adjournment or postponement thereof
Voting Recommendations	The Company’s Board of Directors recommends that you vote:
1. “FOR” all the director nominees
2. “FOR” the approval of the compensation of our named executive officers
3. “FOR” the ratification of the appointment of Deloitte & Touche LLP
4. “AGAINST” the stockholder proposal regarding a report related to employee representation on the Company’s Board of Directors
Proxy Voting

Your vote is important. You can vote your shares by Internet, by telephone, or by mail. Instructions for each of these methods and the control number that you will need are provided on the proxy card. If your shares are held in “street name” in a stock brokerage account, or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the 2020 Annual Meeting.

March 20, 2019	By Order of the Board of Directors,
DENISE R. CADE Senior Vice President, General Counsel and Corporate Secretary

*

We intend to hold our annual meeting in person. However, we are actively monitoring the novel coronavirus disease, COVID-19, as part of our effort to maintain a safe and healthy environment at our annual meeting. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, details on how to participate will be issued by press release, posted on our website, and filed with the Securities and Exchange Commission as additional proxy material. We also encourage attendees to review guidance from public health authorities on this issue.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting

The Proxy Statement and 2019 Annual Report are available online at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

Page

SUMMARY	1
PROPOSAL 1 — ELECTION OF DIRECTORS	5

i

SUMMARY

IDEX Corporation (the Company or IDEX) has prepared this proxy statement (Proxy Statement) in connection with the solicitation by the Company’s Board of Directors (the Board) of proxies for the Annual Meeting of Stockholders to be held on Thursday, May 7, 2020, at 9:00 a.m. Central Time, at the DoubleTree Hotel, 5460 N. River Road, Rosemont, Illinois 60018 (the Annual Meeting). The Company commenced distribution of, or otherwise made available, this Proxy Statement and the accompanying materials on March 20, 2020.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote if you owned shares of IDEX’s common stock, par value $0.01 per share (Common Stock) as of the close of business on March 13, 2020, the record date of the Annual Meeting. On the record date, a total of 76,239,242 shares of Common Stock were outstanding. Each share of Common Stock entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. There is no cumulative voting. No other securities are entitled to be voted at the Annual Meeting.

How do I vote?

Even if you plan to attend the Annual Meeting in person, we encourage you to vote as soon as possible, using one of the methods listed below.

By Internet	By Telephone	By Mail	In Person
www.proxyvote.com Open until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions.	1-800-690-6903 Open until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.	Mark, sign and date your proxy card and return it in the postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717	If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously voted by Internet, telephone or mail.

If you vote by telephone or over the Internet, you should not mail your proxy card. If your completed proxy card or telephone or Internet voting instructions are received prior to the Annual Meeting, your shares will be voted in accordance with your voting instructions.

If your shares are held in “street name” (that is, they are held in the name of a broker, financial institution or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your voting instruction form to determine whether you will be able to vote by telephone or over the Internet.

What is a quorum for the Annual Meeting?

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum. The Company will appoint election inspectors to determine whether or not a quorum is present, and to tabulate votes cast by proxy or in person. Under certain circumstances, a broker or other nominee may have discretionary authority to vote shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote.

The election inspectors will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

What are the voting requirements?

Proposal	Vote Required	Effect of Broker Non-Votes	Effect of Abstentions

Election of Directors	“Plurality Plus” Standard	No effect	No effect

Advisory Vote on Executive Compensation	The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter	No effect	“Against”

Ratification of Auditors	The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter	No effect	“Against”

Stockholder Proposal Regarding a Report Related to Employee Representation on the Company’s Board of Directors	The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter	No effect	“Against”

What is the “Plurality Plus” Standard?

The Company’s Corporate Governance Guidelines provide for a Plurality Plus Standard with respect to the election of directors. Any nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee of the Board within 90 days from the date of election.

The Nominating and Corporate Governance Committee must then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to the offer of resignation.

How does the Board recommend that I vote?

The Board recommends that you vote:

1. FOR the election of the Company’s nominees as directors.

2. FOR the approval of the compensation of the Company’s named executive officers.

3. FOR the ratification of the appointment of auditors.

4. AGAINST the stockholder proposal regarding a report related to employee representation on the Company’s Board of Directors.

What happens if I do not specify a choice for a matter when returning my proxy card?

If you sign and return your proxy card but do not give voting instructions, your shares will be voted as recommended by the Board, and in the discretion of the proxy holders as to any other business which may properly come before the Annual Meeting.

What can I do if I change my mind after I vote my shares?

You can revoke a proxy prior to the completion of voting at the Annual Meeting by:

1.	Mailing a new proxy card with a later date.
2.	Casting a new vote on the Internet or by telephone.
3.

Sending a written notice of revocation addressed to Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

4.	Voting in person at the Annual Meeting.

If your shares are held in “street name,” please contact your broker, financial institution or other nominee and comply with such nominee’s procedures if you want to change or revoke your previous voting instructions.

Who will solicit the proxies and who will pay the cost of this proxy solicitation?

The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board’s recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Any such solicitations may be made by personal interview, telephone, email or facsimile transmission.

The Company has made arrangements with brokerage firms and other record holders of its Common Stock to forward proxy solicitation materials to the beneficial owners of such Common Stock. The Company will reimburse those brokerage firms and others for their reasonable out-of-pocket expenses in connection with this work.

In addition, the Company has engaged Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut, to assist in proxy solicitation and collection at a cost of $6,500, plus out-of-pocket expenses.

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

As permitted under rules of the Securities and Exchange Commission (SEC), we are making our proxy materials available to stockholders electronically via the Internet. We believe electronic delivery expedites receipt of our proxy materials by stockholders, while lowering the costs and reducing the environmental impact of the Annual Meeting.

If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials by mail unless you specifically request them. Instead, the Notice of Internet Availability will provide instructions as to how you may review the proxy materials and submit your voting instructions over the Internet.

If you receive the Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions in the notice for requesting a printed copy. In addition, the proxy card contains instructions for electing to receive proxy materials over the Internet or by mail in future years.

PROPOSALS TO BE VOTED ON AT THE 2020 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended, provides for a three-class Board of Directors, with one class being elected each year for a term of three years. The Board currently consists of ten members, four of whom are Class I directors whose terms will expire at this year’s Annual Meeting, three of whom are Class II directors whose terms will expire at the Annual Meeting to be held in 2021, and three of whom are Class III directors whose terms will expire at the Annual Meeting to be held in 2022.

Overview of IDEX Board of Directors

Our Directors Exhibit:

High integrity

Loyalty to the Company and commitment to its success

Proven record of success

Knowledge of corporate governance and practices

Our Directors Bring to the Boardroom:

High level of leadership experience

Board Composition Independent Directors: 9 of 10 Average IDEX Board Tenure: 6.5 years Average Age: 59 Diversity of gender, race or ethnicity: 2 of 10
Specialized industry expertise Financial expertise Extensive knowledge of the Company

Set forth below is a summary of the Board’s collective qualifications, experiences and backgrounds.

Senior Leadership Experience Current or Former CEO Other Public Company Board Experience Broad International Experience Extensive M&A Experience Extensive Knowledge of IDEX's Business and Industry High Level of Financial Literacy Number of Directors 0 1 2 3 4 5 6 7 8 9 10

The Board has nominated four individuals for election as Class I directors to serve for a three-year term expiring at the Annual Meeting to be held in 2023, or upon the election and qualification of their successors. The nominees of the Board are Andrew K. Silvernail, Katrina L. Helmkamp, Mark A. Beck and Carl R. Christenson, each of whom is currently serving as a director of the Company.

The nominees and the directors serving in Class II and Class III whose terms expire in future years and who will continue to serve after the Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including any directorships in other public companies, and their particular experiences, qualifications, attributes and skills that led to the conclusion they should serve as directors. If for any reason any of the nominees are unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects the nominees to be available.

Our Board of Directors recommends that you vote FOR the election of each of the 2020 Class I director nominees

2020 DIRECTOR NOMINEES

Mr. Silvernail was appointed Chairman of the Board effective January 1, 2012. Mr. Silvernail has served as Chief Executive Officer and a director of the Company since August 10, 2011. From August 10, 2011 to February 21, 2020, Mr. Silvernail also served as President of the Company. Prior to that, Mr. Silvernail served since January 2011 as Vice President Group Executive of the Company’s Health & Science Technologies, Global Dispensing and Fire & Safety/Diversified Products business segments. From February 2010 to December 2010, Mr. Silvernail was Vice President Group Executive of the Company’s Health & Sciences Technologies and Global Dispensing business segments. Mr. Silvernail joined IDEX in January 2009 as Vice President Group Executive of Health & Science Technologies.

Andrew K. Silvernail Age: 48 Director since August 2011 Chairman, President and Chief Executive Officer

Mr. Silvernail’s relevant experience with engineering and technology industries in general, together with his extensive management experience, led to the conclusion that he should serve on the Board of Directors.

Mr. Silvernail received a bachelor of science degree in government from Dartmouth College and a master of business administration degree from Harvard University.

Mr. Silvernail is a director of Stryker Corporation.

Ms. Helmkamp has served as Chief Executive Officer of Cartus Corporation, the relocation services subsidiary of Realogy Holdings Corp., the largest full-service residential real estate services company in the United States, since June 2018. Previously, Ms. Helmkamp served as Chief Executive Officer of Lenox Corporation from November 2016 to June 2018. Prior to Lenox Corporation, Ms. Helmkamp served as Chief Executive Officer of SVP Worldwide from 2010 through 2014, and as Senior Vice President, North America Product for Whirlpool Corporation from 2008 to 2010.

Katrina L. Helmkamp Age: 53 Director since November 2015 Independent Committees: Compensation Nominating and Corporate Governance

Ms. Helmkamp’s operating leadership skills and her experience across multiple markets and technologies led to the conclusion that she should serve on the Board of Directors. During her time at SVP Worldwide and Whirlpool Corporation, Ms. Helmkamp was responsible for managing the operations and profitability of global businesses that derived a substantial portion of their revenues from outside of the United States.

In addition, Ms. Helmkamp successfully oversaw numerous new product development and technology initiatives, including the launch of new products and service categories with improved margins and quality. Ms. Helmkamp also has significant mergers and acquisitions experience, both in identifying and evaluating potential targets, as well as leading post-acquisition integration activities.

Ms. Helmkamp received a bachelor of science degree in industrial engineering and a master of business administration degree from Northwestern University.

Mr. Beck is the co-founder and Chief Executive Officer of B-Square Precision, LLC, a private company engaged in the acquisition and management of companies that manufacture high-precision tools, dies, molds and components. Previously, Mr. Beck served as President and Chief Executive Officer of JELD-WEN Holding, Inc. (JELD-WEN), one of the world’s largest door and window manufacturers, from November 2015 to February 2018, and was a director of JELD-WEN from May 2016 to February 2018. Prior to JELD-WEN, Mr. Beck served as an Executive Vice President at Danaher Corporation, leading Danaher’s water quality and dental programs, beginning in April 2014. Previously, he spent 18 years with Corning Incorporated in a series of management positions with increasing responsibility, culminating in his appointment as Executive Vice President overseeing Corning’s environmental technologies and life science units in July 2012. He also served on the board of directors of Dow-Corning Corporation from 2010 to 2014.

Mark A. Beck Age: 53 Director since January 2018 Independent Committees: Audit

Mr. Beck’s experience as a chief executive officer of a public company with significant international operations and his track record of innovation and successfully integrating acquired businesses led to the conclusion that he should serve on the Board of Directors.

Mr. Beck received a bachelor of arts degree in business management from Pacific University and a master of business administration degree from Harvard University.

Mr. Beck is a director of Owens & Minor, Inc.

Mr. Christenson has served since April 2014 as Chief Executive Officer and Chairman of the Board of Directors of Altra Industrial Motion Corp. (Altra), a leading global designer, producer and marketer of a wide range of electromechanical power transmission motion control products. From January 2009 to April 2014, Mr. Christenson served as President and Chief Executive Officer of Altra. Prior to that, Mr. Christenson served as President and Chief Operating Officer of Altra from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held several management positions at TB Wood’s Incorporated and several positions at the Torrington Company, a division of Ingersoll Rand.

Carl R. Christenson Age: 60 Director since June 2019 Independent Committees: Compensation

Mr. Christenson’s extensive experience leading industrial businesses and executing strategic acquisitions, including in his current role as chief executive officer of a public company with global operations, led to the conclusion that he should serve on the Board of Directors.

Mr. Christenson received bachelor of science and master of science degrees in Mechanical Engineering from the University of Massachusetts and a master of business administration degree from Rensselaer Polytechnic Institute.

OTHER INCUMBENT DIRECTORS

Class II: Three-Year Term Expires in 2021

Mr. Cook is our Lead Director. He served as Chairman of the Board of Donaldson Company, Inc. from prior to 2009 to April 2016. Mr. Cook retired as the President and Chief Executive Officer of Donaldson in April 2015, having served since prior to 2009.

Mr. Cook’s strong business and organizational leadership skills and his relevant experience in technology industries led to the conclusion that he should serve on the Board of Directors. Throughout his 35-year career at Donaldson, a technology-driven global company that manufactures filtration systems designed to remove contaminants from air and liquids, Mr. Cook served in several senior executive positions, and was elected as a director in 2004.

William M. Cook Age: 65 Director since April 2008 Independent Committees: Audit

Mr. Cook received a bachelor of science degree in business administration and a master of business administration degree from Virginia Polytechnic Institute and State University.

Mr. Cook is a director of Neenah, Inc. and Axalta Coating Systems, Ltd.

Ms. Warner has served as President and Chief Executive Officer and as a director of Renewable Energy Group, Inc., an advanced biofuel producer, since January 2019. Previously, Ms. Warner served as Executive Vice President, Operations for Andeavor (formerly known as Tesoro Corporation) from August 2016 until October 2018, when Andeavor was acquired by Marathon Petroleum Corp. Prior to that, Ms. Warner served as Andeavor’s Executive Vice President, Strategy and Business Development, since October 2014. From 2012 to 2014, Ms. Warner was Chairman and Chief Executive Officer of Sapphire Energy, Inc. From 2009 to 2011, Ms. Warner was Chairman and President of Sapphire Energy. Prior to 2009, Ms. Warner was Group Vice President, Global Refining, at BP plc.

Cynthia J. Warner Age: 60 Director since February 2013 Independent Committees: Compensation Nominating and Corporate Governance (Chair)

Ms. Warner’s operating leadership skills, international experience and extensive experience in the energy, refining and transportation industries led to the conclusion that she should serve on the Board of Directors. During her 25 years at BP and Amoco, Inc. (prior to its acquisition by BP), Ms. Warner gained significant knowledge of the global energy industry and served in numerous leadership roles, including overseeing BP’s Global Refining business and its health, safety, security and environmental efforts, with a consistent record of success in coordinating the operations of thousands of employees across BP’s global facilities.

In her role as Chief Executive Officer of Sapphire Energy, an alternative energy venture, Ms. Warner had oversight responsibility for the raising of substantial investment capital and the successful completion of a new demonstration facility for the company.

Ms. Warner received a bachelor of engineering degree in chemical engineering from Vanderbilt University and a master of business administration degree from Illinois Institute of Technology.

Ms. Warner is a director of Sempra Energy.

Mr. Buthman retired from Kimberly-Clark Corporation, a leading global manufacturer of consumer packaged goods and personal care products, in 2015, where he was Executive Vice President and Chief Financial Officer from January 2003 to April 2015. During his 33-year career at Kimberly-Clark, Mr. Buthman held a wide range of leadership roles, led or participated in more than 50 acquisition transactions totaling more than $10 billion in value and was part of an executive team that created more than $20 billion in shareholder value during his tenure as Chief Financial Officer.

Mark A. Buthman Age: 58 Director since April 2016 Independent Committees: Audit (Chair)

Mr. Buthman’s experience as a Chief Financial Officer of a Fortune 150 company with significant international operations and as a public company director led to the conclusion that he should serve on the Board of Directors. Mr. Buthman is a disciplined financial leader with a track record of allocating capital in shareholder-friendly ways and his insight is extremely valuable to our Board of Directors and management.

Mr. Buthman received a bachelor of business administration degree in finance from the University of Iowa.

Mr. Buthman is a director of West Pharmaceutical Services, Inc.

Class III: Three-Year Term Expires in 2022

Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company, until his retirement in March 2008.

Mr. Mrozek’s strategic and operating leadership skills, his extensive experience and expertise in the business services industry and his financial reporting expertise led to the conclusion that he should serve on the Board of Directors. Through over 20 years of executive experience in various senior positions in general management, operations and finance at ServiceMaster, including more than eight years as President and Chief Operating Officer of ServiceMaster or one of its largest segments, Mr. Mrozek developed extensive knowledge of the business services industry and gained valuable financial expertise and experience in mergers and acquisitions.

Ernest J. Mrozek Age: 65 Director since July 2010 Independent Committees: Audit

Prior to joining ServiceMaster in 1987, Mr. Mrozek spent 12 years in public accounting with Arthur Andersen & Co. Mr. Mrozek has also acquired substantial experience in corporate governance as a director on the boards of several public and private companies.

Mr. Mrozek received a bachelor of science degree in accountancy with honors from the University of Illinois and is a certified public accountant, on inactive status.

Mr. Mrozek is a director of Advanced Disposal Services, Inc.

Mr. Satterthwaite has served since October 2019 as President and Chief Operating Officer of Cummins, Inc., a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products. From April 2015 through October 2019, Mr. Satterthwaite served as President of Cummins Distribution Business, a unit of Cummins. Prior to that, Mr. Satterthwaite served as President of Cummins Power Generation from June 2008 to April 2015.

Livingston L. Satterthwaite Age: 58 Director since April 2011 Independent Committees: Compensation (Chair) Nominating and Corporate Governance

Mr. Satterthwaite’s business leadership and sales skills, international experience and extensive experience in industrial manufacturing led to the conclusion that he should serve on the Board of Directors. Since joining Cummins in 1988, Mr. Satterthwaite has held various positions at Cummins Power Generation and other divisions of Cummins, including 14 years in managerial and sales positions in the United Kingdom and Singapore.

Prior to joining Cummins, Mr. Satterthwaite spent four years at Schlumberger Limited, an oil field services provider, as a general field engineer.

Mr. Satterthwaite received a bachelor of science degree in civil engineering from Cornell University and a master of business administration degree from Stanford University.

Mr. Parry served as Vice Chairman of Illinois Tool Works Inc. (ITW) from 2010 until his retirement in April 2017. From prior to 2009 until 2010, Mr. Parry was Executive Vice President of ITW with responsibility for the Polymers and Fluids Group.

Mr. Parry’s strategic and operating leadership skills and global commercial perspective gained from over 30 years of international business leadership experience, his significant acquisition experience and his extensive expertise in the industrial products manufacturing industry led to the conclusion that he should serve on the Board of Directors. During 18 years of executive and management experience in various senior management positions at ITW, a multinational manufacturer of a diversified range of industrial products and equipment, Mr. Parry successfully grew the operations and profitability of multiple business units and helped ITW complete numerous acquisitions.

David C. Parry Age: 65 Director since December 2012 Independent Committees: Compensation Nominating and Corporate Governance

Prior to joining ITW in 1994, Mr. Parry spent 17 years in various executive and management positions at Imperial Chemical Industries, which at the time was one of the largest chemical producers in the world.

Mr. Parry received a bachelor of science degree in chemistry, a master of science degree in chemistry and a Ph.D. in polymer chemistry from Victoria University of Manchester, Manchester, England.

CORPORATE GOVERNANCE

Framework for Corporate Governance

The Board of Directors has the ultimate authority for the management of the Company’s business. The Corporate Governance Guidelines, the charters of the Board committees, the Code of Business Conduct and Ethics, and the Standards for Director Independence (Governance Documents) provide the framework for the governance of the Company. Copies of the current Governance Documents are available under the Investors link on the Company’s website at www.idexcorp.com.

Corporate Governance Guidelines and Code

of Business Conduct and Ethics

The Corporate Governance Guidelines address matters such as election of directors, size and retirement age for the Board, Board composition and membership criteria, the role and responsibilities of the Board and each of its committees, Board evaluations and the frequency of Board meetings (including meetings to be held without the presence of management).

The Code of Business Conduct and Ethics sets forth the guiding principles of business ethics and certain legal requirements applicable to all of the Company’s employees and directors.

Director Independence

The Board has adopted standards for determining whether a director is independent. These standards are based upon the listing standards of the New York Stock Exchange (NYSE) and applicable laws and regulations and are available on the Company’s website as described above. The Board also reviewed commercial relationships between the Company and organizations with which directors were affiliated by service as an executive officer. The relationships with these organizations involved the Company’s sale or purchase of products or services in the ordinary course of business that were made on arm’s-length terms and other circumstances that did not affect the relevant directors’ independence under applicable law and NYSE listing standards.

The Board has affirmatively determined, based on these standards and after considering the relationships described immediately above, that the following directors are independent: Messrs. Beck, Buthman, Christenson, Cook, Mrozek, Parry and Satterthwaite, and Mss. Helmkamp and Warner. The Board has also determined that Mr. Silvernail is not independent because he is the Chief Executive Officer of the Company (and was, until February 21, 2020, President of the Company). All standing Board committees are, and throughout fiscal year 2019 were, composed entirely of independent directors.

Director Nominations

The Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. Accordingly, the Board is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, skills and experiences as part of each Board search the Company conducts. The Board considers the following in selecting nominees for the Board:

Experience (in one or more of the following):

•	high level leadership experience in business or administrative activities;

•	specialized expertise in the industries in which the Company competes;

•	financial expertise;

•	breadth of knowledge about issues affecting the Company;

•	ability and willingness to contribute special competencies to Board activities; and

•	expertise and experience that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained.

Personal attributes and characteristics:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare, and willingness to apply sound independent business judgment;

•	awareness of a director’s vital part in the Company’s good corporate citizenship and corporate image;

•	time available for meetings and consultation on Company matters; and

•	willingness to assume fiduciary responsibilities.

Qualified candidates for membership on the Board shall not be discriminated against with regard to age, race, color, religion, sex, ancestry, national origin, sexual orientation or disability. In the past, the Company has engaged executive search firms to help identify and facilitate the screening and interviewing of director candidates. Any search firm retained by the Company to find director candidates is instructed to take into account all of the considerations used by our Nominating and Corporate Governance Committee, including diversity. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate is suitable to be a director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with other members of the Board.

If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board appointment or election of that candidate. Annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors for nomination for election at the annual meeting of stockholders.

Board Leadership

The Company’s Bylaws permit the Board to select its Chairman in the manner it determines to be most appropriate. The Corporate Governance Guidelines provide that, if the Chairman of the Board is not the Chief Executive Officer, and is an independent director, there shall be no Lead Director. If the Chairman of the Board is the Chief Executive Officer or is not an independent director, the independent directors shall elect an independent Lead Director.

Mr. Cook has served as Lead Director since immediately following the 2015 Annual Meeting of Stockholders. The responsibilities of the Lead Director include:

•	coordinating the activities of the independent directors;

•	reviewing the Board meeting agendas and providing the Chairman with input on the agendas;

•	preparing the agendas for executive sessions of the independent directors and chairing those sessions;

•	facilitating communications between the Chairman and other members of the Board; and

•	coordinating the performance evaluation of the Chief Executive Officer.

The independent non-management directors of the Board meet separately as a group at every regularly scheduled Board meeting. The Lead

Director generally presides at these non-management executive sessions. During 2019, the Board held seven meetings.

The Board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having the Chief Executive Officer also serve as Chairman of the Board.

The Chief Executive Officer, as the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to oversee discussion on business and strategic issues. Coupled with the existence of a Lead Director and regular executive sessions of the non-management directors, this structure provides independent oversight, including risk oversight, while facilitating the exercise of the Board’s responsibilities.

During 2019, each director attended more than 75% of the aggregate number of meetings of the Board and of committees of the Board of which he or she was a member. The Company encourages its directors to attend the annual meeting of stockholders but has no formal policy with respect to that attendance. All of the current directors attended the 2019 Annual Meeting of Stockholders.

Board’s Role in Risk Oversight

The Board oversees an annual assessment of enterprise risk exposure, and the management of such risk, conducted by the Company’s executives.

When assessing enterprise risk, the Board focuses on the achievement of organizational objectives, including strategic objectives, to improve long-term performance and enhance stockholder value. Direct oversight allows the Board to assess management’s inclination for risk, to determine what constitutes an appropriate level of risk for the Company and to discuss with management the means by which to control risk.

Board and Committee Assessment Process

On an annual basis, the Board and each Committee conduct assessments, which consist of written self-assessment questionnaires, supplemented by individual interviews of each director conducted by the Chair of the Nominating and Corporate Governance Committee. The results of the assessment process are then reviewed and discussed by the Board and each Committee and have led to process and oversight improvements.

Board’s Engagement with Management

The Board approves the Company’s executive officers, delegates responsibilities for the conduct of the Company’s operations to those officers and monitors their performance. In addition, members of the Board informally mentor executive officers, meeting with such officers individually to share insights and experiences accumulated over the course of the directors’ careers.

Each year, some directors visit Company manufacturing facilities and meet with their leaders. During 2019, directors visited sites in the United States, Europe and China. Some directors attend the Company’s annual global leadership conference of about 150 leaders each year. In addition, each year the Board holds at least one meeting at a Company manufacturing facility where all directors attend a daily management meeting, receive a tour of the facility and participate in an operational review with senior leadership.

Board’s Role in Talent Development and Strategic Planning

Our Board calendar includes at least one meeting per year at which the Board participates in an extensive review of the Company’s talent management and retention strategies, leadership development pipeline and succession plans for senior management.

Each fall the Board participates in a multi-day three-year enterprise strategy review with the

Company’s executive officers and other senior management. Management and the Board agree upon a strategy and it is used as a lens for decision making at each Board meeting following the annual comprehensive review. As a result, strategy discussions are a regular feature of Board meetings throughout the year.

Director Onboarding and Education

All new directors participate in our director onboarding program. The onboarding process includes in-person meetings at the Company’s headquarters with senior leaders to familiarize new directors with the Company’s strategic vision, values and culture; operational and financial reporting structure; and legal, compliance and governance framework. In addition, new directors have also attended training courses led by IDEX senior leaders covering the 80/20 business process that serves as the foundation of IDEX’s operating model and seeks to accelerate profitable growth by focusing resources on our highest value opportunities.

The Board encourages all directors to participate in continuing director education programs, either individually or together with other Committee members, and directors are reimbursed for their expenses for such programs. Over the past year, directors attended off-site education seminars covering a variety of topics, including board and audit committee leadership, strategy, cybersecurity, shareholder activism and regulatory developments. In addition, last spring all directors participated in an educational session led by an outside expert on responsible supply chain practices, which was delivered as part of a regularly-scheduled Board meeting.

Investor Outreach

We value the input of our stockholders and believe that it is important to understand their questions and concerns about the Company. During 2019, we met with a number of our stockholders and prospective stockholders to answer questions about the Company and learn about matters that are important to them. We plan to continue our investor outreach efforts during 2020.

Corporate Social Responsibility/Non-Financial Highlights

As an embodiment of our commitment to focus on what matters to our various stakeholders, in March 2019, we published our first Corporate Social Responsibility Report, which is available under the Corporate Social Responsibility link on our website at www.idexcorp.com. We continued to make great progress in 2019 as a Company in building a culture and environment where all of our employees are engaged and have the tools and support they need in order to truly do and be their best every day.

Employee Engagement: We have best-in-class employee engagement. In 2019, we were in the top quartile of manufacturing companies in all three indices (employee engagement, manager effectiveness and performance enablement) of our employee engagement survey, with a response rate of 88% to the survey. In 2018, we were in the top quartile on employee engagement and manager effectiveness.

Community Involvement: We are proud of the efforts of our employees during 2019 to positively impact the communities in which we live and work. The IDEX Foundation provides all business units globally a way to give back to the communities in which we live. From partnering with local food banks and soup kitchens, to helping to build or improve schools, to providing toys, clothing and other essentials to impoverished or sick children, to donating and assembling toiletry kits for the homeless, IDEX employees around the world are solving problems and improving the lives of the people around them. In partnership with the IDEX Foundation, in 2019 more than 2,594 IDEX employees participated in over 66 community or charitable events, spanning three continents and touching thousands of lives.

Communications with Our Board

Stockholders and other interested parties may contact the Board and the directors by writing to Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045. Inquiries sent by mail will be reviewed, sorted and summarized by Ms. Cade before they are forwarded to any director.

BOARD COMMITTEES

Important functions of the Board are performed by committees comprised of members of the Board. There are three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee has a written charter that is available on the Company’s website as described above.

Subject to applicable provisions of the Company’s Bylaws and based on the recommendations of the Nominating and Corporate Governance Committee, the Board as a whole appoints the members of each committee each year at its February meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee, subject to applicable law and NYSE listing standards.

The following table summarizes the current membership of the committees of the Board.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mark A. Beck	Ö
Mark A. Buthman	Ö
Carl R. Christenson		Ö
William M. Cook	Ö
Katrina L. Helmkamp		Ö	Ö
Ernest J. Mrozek	Ö
David C. Parry		Ö	Ö
Livingston L. Satterthwaite		Ö	Ö
Cynthia J. Warner		Ö	Ö

Audit Committee

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•	monitor the integrity of the Company’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•	monitor the qualifications, independence and performance of the Company’s independent auditor and monitor the performance of the Company’s internal audit function;

•	hire and fire the Company’s independent auditor and approve any audit and non-audit work performed by the independent auditor;

•	provide an avenue of communication among the independent auditor, management and the Board;

•	prepare the audit committee report that SEC rules require to be included in the Company’s annual proxy statement;

•	provide oversight of the Company’s compliance and corporate environmental health and safety functions; and

•	administer the Company’s Related Person Transactions Policy (described further below).

While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee focuses on financial risk management and exposure, and legal compliance. The Audit Committee receives an annual risk assessment report from the Company’s internal auditors and reviews and discusses the Company’s financial risk exposures and the steps management has taken to monitor, control and report those exposures.

During 2019, Messrs. Beck, Buthman, Cook and Mrozek served as members of the Audit Committee, and the Board determined that each of them is an “audit committee financial expert,” as defined by SEC rules. Mr. Mrozek served as Chair of the Audit Committee through the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2018 in February 2019, after which Mr. Buthman was elected as Chair, effective as of March 2, 2019.

The Audit Committee has adopted a written Related Person Transactions Policy regarding the review, approval or ratification of transactions with related persons. All related person transactions are approved by the Audit Committee. If the transaction involves a related person who is an Audit Committee member or immediate family member of an Audit Committee member, that Audit Committee member will not be included in the deliberations or vote regarding approval. In approving the transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company. At the first Audit Committee meeting of each calendar year, or a subsequent meeting if the Audit Committee so chooses, the Audit Committee reviews any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $10,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Audit Committee determines if it is in the best interests of the Company and its stockholders to continue, modify or terminate any such related person transactions.

During 2019, the Audit Committee held eight meetings.

Compensation Committee

The Compensation Committee’s primary purpose and responsibilities are to:

•	establish the Company’s compensation philosophy and structure the Company’s compensation programs to be consistent with that philosophy;

•	develop and recommend to the independent members of the Board for approval the compensation of the Chief Executive Officer;

•	approve the compensation of the executive officers of the Company (other than the Chief Executive Officer), the Chief Executive Officer’s direct reports and selected other managers identified by the Compensation Committee from time to time, and communicate such compensation decisions to the Board;

•	develop and recommend to the Board for approval the compensation of the Board;

•	review and recommend to the Board the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement; and

•	produce a Compensation Committee Report on executive compensation to be included in the Company’s annual proxy statement.

To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee retained Frederic W. Cook & Co., Inc. (F.W. Cook) to act as an outside consultant. F.W. Cook is engaged by, and reports directly to, the Compensation Committee.

The Compensation Committee has reviewed the nature of the relationship between itself and F.W. Cook, including all personal and business relationships between the committee members, F.W. Cook and the individual compensation consultants who provide advice to the Compensation Committee. Based on its review, the Compensation Committee did not identify any actual or potential conflicts of interest in F.W. Cook’s engagement as an independent consultant.

F.W. Cook works with the Compensation Committee and management to structure the Company’s compensation programs and to evaluate the competitiveness of its executive compensation levels. F.W. Cook’s primary areas of assistance to the Compensation Committee are:

•	analyzing market compensation data for all executive positions;

•	advising on the structure of the Company’s compensation programs;

•	advising on the terms of equity awards;

•	assessing the relationship between named executive officer compensation and Company financial performance;

•	reviewing the risk associated with the Company’s compensation programs; and

•	reviewing materials to be used in the Company’s annual proxy statement.

F.W. Cook periodically provides the Compensation Committee and management market data on a variety of compensation-related topics. The Compensation Committee has authorized F.W. Cook to interact with the Company’s management, as needed, on behalf of the Compensation Committee, to obtain or confirm information.

During 2019, Mr. Christenson (since June 2019), Ms. Helmkamp, Mr. Parry, Mr. Satterthwaite and Ms. Warner served as members of the Compensation Committee. None of these directors (i) was an officer or employee of the Company or any of its subsidiaries during 2019, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. There were no relationships between the Company’s executive officers and the members of the Compensation Committee that require disclosure under Item 407(e)(4) of Regulation S-K.

During 2019, the Compensation Committee held six meetings.

Nominating and Corporate Governance

Committee

The Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to:

•	develop and recommend to the Board corporate governance principles and a code of business conduct and ethics;

•	develop and recommend criteria for selecting new directors;

•	identify individuals qualified to become directors consistent with criteria approved by the Board, and recommend that the Board select such individuals as nominees for election to the Board;

•	make recommendations to the Board regarding any director who submits an offer of resignation by reason of the Plurality Plus voting standard under the Company’s Corporate Governance Guidelines;

•	screen and recommend to the Board individuals qualified to become Chief Executive Officer in the event of a vacancy and any other senior officer whom the committee may wish to approve; and

•	oversee evaluations of the Board, individual Board members and Board committees.

It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s stockholders in accordance with the procedures described under “STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2021 ANNUAL MEETING OF STOCKHOLDERS” below.

Stockholder nominees who are nominated in accordance with these procedures will be given the same consideration as nominees for director from other sources.

During 2019, Ms. Helmkamp, Mr. Parry, Mr. Satterthwaite and Ms. Warner served as members of the Nominating and Corporate Governance Committee.

During 2019, the Nominating and Corporate Governance Committee held three meetings.

COMPENSATION OF DIRECTORS

The objectives of our director compensation program are to attract highly-qualified individuals to serve on our Board and to align our directors’ interests with the interests of our stockholders. The Compensation Committee periodically reviews the program to ensure that it continues to meet these objectives.

The Company believes that to attract and retain qualified directors, pay levels should be targeted at the 50th percentile (or median) of pay levels for directors at comparable companies. On at least a biennial basis, the Compensation Committee, with the assistance of F.W. Cook, evaluates the competitiveness of director compensation. The primary reference point for the determination of market pay is the peer group of companies. The peer group used in this analysis was the same peer group used for the Company’s executive compensation analysis.

For further details on this topic, refer to “Peer Companies” under “Setting Executive Compensation” in the Compensation Discussion and Analysis below. Market composite data derived from pay surveys available to F.W. Cook and to the Company is also used.

Our director compensation for 2019 and 2020 is set forth below. The changes for 2020 are detailed in the Company’s Amended and Restated Non-Employee Director Compensation Policy (Director Compensation Policy) and reflect market-based adjustments as a result of the analysis described above.

	2019	2020

Annual Retainer and Meeting Fees	$ 85,000	$ 90,000

Committee Chair Retainer

Audit Committee	$ 15,000	$ 18,000

Compensation Committee	$ 10,000	$ 12,500

Nominating and Corporate Governance Committee	$ 10,000	$ 10,000

Additional Lead Director Fees

Annual Retainer	$ 15,000	$ 15,000

Annual Equity Grant (100% Restricted Stock Units)	$ 15,000	$ 15,000

Value of Equity Grants Upon Initial Election to the Board (100% Restricted Stock Units)	Pro-rated annual grant	Pro-rated annual grant

Value of Annual Equity Grants (100% Restricted Stock Units)	$130,000	$145,000

Equity Grants

Under the Director Compensation Policy, equity grants upon initial election to the Board are made on the date of appointment. Initial equity grant values are equal to the annual grant value prorated for the remaining period of time until the next Annual Meeting. Annual equity grants to continuing directors are made on the date of the Annual Meeting. All grants are structured to provide 100% of the expected value in the form of restricted stock unit awards and are made under the IDEX Corporation Incentive Award Plan (Incentive Award Plan). The restricted stock units vest in full on the earliest of the third anniversary of the grant date, retirement, failure of the director to be re-elected to the Board, or a change in control of the Company. The restricted stock units are non-transferable until the recipient is no longer serving as a director and are subject to forfeiture if the director terminates service as a director for reasons other than death, disability, retirement, or failure to be re-elected to the Board.

Since the start of 2015, directors have had the ability to defer payment of all or a portion of their annual equity grant.

Directors Deferred Compensation Plan

Under the Company’s Directors Deferred Compensation Plan, directors are permitted to defer their cash compensation as of the date their compensation would otherwise be payable. In general, directors must make elections to defer fees payable during a calendar year by the end of the preceding calendar year. Newly appointed directors have up to 30 days from their appointment to elect to defer future fees.

All amounts deferred are recorded in a memorandum account for each director and are credited or debited with earnings or losses as if such amounts had been invested in an interest- bearing account or certain mutual funds, at the option of the director. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable federal rate as of the first business day in November.

In accordance with SEC rules, no earnings on deferred compensation are shown in the Director Compensation table below because no “above market” rates were earned on deferred amounts in 2019. Directors must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments of up to 10 years, and to begin receiving distributions either at termination of Board service or at a future specified date.

If a director should die before all amounts credited under the Directors Deferred Compensation Plan have been paid, the unpaid balance in the participating director’s account will be paid to the director’s beneficiary. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

Stock Ownership Guideline

Under the Director Compensation Policy, non-management directors are subject to a stock ownership guideline. Non-management directors are required to maintain direct ownership of shares of Common Stock equal to or greater in value to five times the current annual Board service retainer. No non-management director is permitted to sell shares of Common Stock until the director satisfies the stock ownership guideline, and after a director meets the stock ownership guideline, the director may not sell shares if the sale would put the director below the stock ownership guideline.

As of March 13, 2020, all non-management directors were in compliance with the stock ownership guideline or subject to the mandatory holding requirement until the ownership guideline is met.

2019 Director Compensation

The following table summarizes the total compensation earned in 2019 for the Company’s non-management directors. Mr. Silvernail receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Mark A. Beck	85,000	130,000	1,000	216,000

Mark A. Buthman	97,500	130,000	—	227,500

Carl R. Christenson	45,770	115,913(3)	—	161,683

William M. Cook	100,000	145,000	—	245,000

Katrina L. Helmkamp	88,995	130,000	—	218,995

Ernest J. Mrozek	87,500	130,000	10,000	227,500

David C. Parry	85,000	130,000	10,000	225,000

Livingston L. Satterthwaite	95,000	130,000	10,000	235,000

Cynthia J. Warner	91,005	130,000	—	221,005

(1)

Reflects the aggregate grant date fair value of the restricted stock units granted in 2019, determined in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, assuming no forfeitures.

(2)	Reflects matching gifts of up to $10,000 per year directed to Internal Revenue Code 501(c)(3) tax-exempt, non-profit organizations under the IDEX Corporation Matching Gift Program.
(3)	Reflects Mr. Christenson’s prorated initial grant awarded upon his election to the Board on June 17, 2019.

Directors’ Outstanding Equity Awards at 2019 Fiscal Year End

The following table provides information on restricted stock units and stock option awards held by the Company’s non-management directors and the value of those awards as of December 31, 2019. All outstanding awards are in or exercisable for shares of Common Stock.

					Option Awards				Stock Awards
					Number of Securities Underlying Unexercised Options				Number of Shares or Units of Stock that Have Not Vested (#) (b)	Market Value of Shares or Units of Stock that Have Not Vested ($) (c)
Name	Grant Date	Type	# Shares (#)	Shares Exercised (#)	Exercisable (#) (a)	Unexercisable (#) (a)	Option Exercise Price ($)	Option Expiration Date
Mark A. Beck	01/02/18	RSU							310	53,320
	04/25/18	RSU							945	162,540
	05/10/19	RSU							845	145,340
Mark A. Buthman	04/06/16	RSU							1,290	221,880
	02/22/17	RSU							1,290	221,880
	04/25/18	RSU							945	162,540
	05/10/19	RSU							845	145,340
Carl R. Christenson	06/17/19	RSU							725	124,700
William M. Cook	02/22/11	NQSO	3,190	0	3,190	0	40.89	02/22/2021
	02/21/12	NQSO	3,530	0	3,530	0	42.86	02/21/2022
	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
	02/22/17	RSU							1,450	249,400
	04/25/18	RSU							1,055	181,460
	05/10/19	RSU							940	161,680
Katrina L. Helmkamp	02/19/16	RSU							1,610	276,920
	02/22/17	RSU							1,290	221,880
	04/25/18	RSU							945	162,540
	05/10/19	RSU							845	145,340
Ernest J. Mrozek	02/22/11	NQSO	3,190	0	3,190	0	40.89	02/22/2021
	02/21/12	NQSO	3,530	0	3,530	0	42.86	02/21/2022
	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
	02/22/17	RSU							1,290	221,880
	04/25/18	RSU							945	162,540
	05/10/19	RSU							845	145,340
David C. Parry	12/06/12	NQSO	4,930	0	4,930	0	45.08	12/06/2022
	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
	02/22/17	RSU							1,290	221,880
	04/25/18	RSU							945	162,540
	05/10/19	RSU							845	145,340
Livingston L. Satterthwaite	04/05/11	NQSO	4,800	0	4,800	0	45.16	04/05/2021
	02/21/12	NQSO	3,530	0	3,530	0	42.86	02/21/2022
	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
	02/20/15	RSU							1,405	241,660
	02/19/16	RSU							1,610	276,920
	02/22/17	RSU							1,290	221,880
	04/25/18	RSU							945	162,540
	05/10/19	RSU							845	145,340
Cynthia J. Warner	02/15/13	NQSO	4,610	0	4,610	0	50.45	02/15/2023
	02/22/17	RSU							1,290	221,880
	04/25/18	RSU							945	162,540
	05/10/19	RSU							845	145,340

(a)	All options expire on the 10th anniversary of the grant date.
(b)	See footnote 1 to table under “SECURITY OWNERSHIP” below for vesting provisions.
(c)	Determined based upon the closing price of the Company’s Common Stock on December 31, 2019.

SECURITY OWNERSHIP

The following table furnishes information as of March 13, 2020, except as otherwise noted, with respect to shares of Common Stock beneficially owned by (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table, (iii) directors, nominees and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock.

Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that are exercisable currently or will be exercisable within 60 days of March 13, 2020. Shares of Common Stock subject to options that are exercisable within 60 days of March 13, 2020, are considered to be outstanding for the purpose of determining the percentage of shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding Common Stock.

For purposes of the following table, the address for each of the directors, nominees for director and executive officers of the Company is c/o 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Directors and Nominees (other than Named Executive Officers):
Mark A. Beck(1)	2,100	*
Mark A. Buthman(1)	4,370	*
Carl R. Christenson(1)	725	*
William M. Cook(1)	28,023	*
Katrina L. Helmkamp(1)	5,105	*
Ernest J. Mrozek(1)	19,400	*
David C. Parry(1)	17,878	*
Livingston L. Satterthwaite(1)	22,197	*
Cynthia J. Warner(1)	13,485	*
Named Executive Officers:
Andrew K. Silvernail(2)	463,962	*
William K. Grogan(2)	59,758	*
Eric D. Ashleman(2)	80,970	*
Denise R. Cade(2)	30,766	*
Jeffrey D. Bucklew(2)	34,621	*
Directors, Nominees and All Executive Officers as a Group: (16 persons)(3)	754,135	1.1%
Other Beneficial Owners:
The Vanguard Group(4)	8,279,685	10.9%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock Inc.(5)	6,677,748	8.8%
55 East 52nd Street New York, NY 10055
Capital World Investors(6)	5,751,716	7.5%
333 South Hope Street, Los Angeles, CA 90071
T. Rowe Price Associates, Inc.(7)	5,358,445	7.0%
100 East Pratt Street, Baltimore, MD 21202

(1)

Includes 9,795, 9,795, 8,005, 11,405 and 4,610 shares under exercisable options for Messrs. Cook, Mrozek, Parry and Satterthwaite, and Ms. Warner, respectively. Ms. Helmkamp and Messrs. Buthman, Beck and Christenson do not have any options. Includes 1,405 restricted stock units issued to Mr. Satterthwaite on February 20, 2015 for which Mr. Satterthwaite elected to defer vesting; 1,610 restricted stock units issued to Ms. Helmkamp and Mr. Satterthwaite on February 19, 2016, who each elected to defer vesting; 1,290 restricted stock units issued to Mr. Buthman on April 6, 2016, for which Mr. Buthman elected to defer vesting; 310 restricted stock units issued to Mr. Beck on January 2, 2018, for which Mr. Beck elected to defer vesting; 945 restricted stock units issued to each of Mss. Helmkamp and Warner and Messrs. Beck, Buthman, Mrozek, Parry and Satterthwaite on April 25, 2018, which vest on April 25, 2021 (except Messrs. Beck, Buthman and Satterthwaite, who each elected to defer vesting); 1,055 restricted stock units issued to Mr. Cook on April 25, 2018, which vest on April 25, 2021; 845 restricted stock units issued to each of Mss. Helmkamp and Warner and Messrs. Beck, Buthman, Mrozek, Parry and Satterthwaite on May 10, 2019, which vest on May 10, 2022 (except Messrs. Beck, Buthman and Satterthwaite, who each elected to defer vesting); 940 restricted stock units issued to Mr. Cook on May 10, 2019, which vest on May 10, 2022; and 725 restricted stock units issued to Mr. Christenson on June 17, 2019, for which Mr. Christenson elected to defer vesting. The restricted shares and restricted stock units held by the directors may vest earlier than the dates indicated above upon a change in control of the Company, retirement, or failure to be re-elected to the Board. All shares of restricted stock and restricted stock units are eligible for dividends.

(2)	Includes 258,296, 49,024, 49,394, 29,187 and 18,041 shares under exercisable options for Messrs. Silvernail, Grogan, Ashleman and Bucklew and Ms. Cade, respectively.
(3)	Includes 432,268 shares under options that are exercisable currently or will be exercisable within 60 days of March 13, 2020.
(4)

Based solely on information in Schedule 13G, as of December 31, 2019, filed by Vanguard Group (Vanguard) with respect to Common Stock owned by Vanguard and certain subsidiaries. Vanguard reports beneficial ownership of shares for itself, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary. Vanguard has sole power to vote or to direct the vote of 117,928 shares of Common Stock, shared power to vote or direct the vote of 21,431 shares of Common Stock, sole power to dispose or to direct the disposition of 8,150,543 shares of Common Stock and shared power to dispose or to direct the disposition of 129,142 shares of Common Stock.

(5)

Based solely on information in Schedule 13G, as of December 31, 2019, filed by BlackRock Inc. (BlackRock) with respect to Common Stock owned by BlackRock and certain subsidiaries, including BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. BlackRock has sole power to vote or to direct the vote of 5,778,181 shares of Common Stock and sole power to dispose or to direct the disposition of all 6,677,748 shares of Common Stock.

(6)

Based solely on information in Schedule 13G, as of December 31, 2019, filed by Capital World Investors, a division of Capital Research and Management Company (Capital World). Capital World has sole power to vote or to direct the vote of 5,664,584 shares of Common Stock and sole power to dispose or to direct the disposition of all 5,751,716 shares of Common Stock.

(7)

Based solely on information in Schedule 13G, as of December 31, 2019, filed by T. Rowe Price Associates, Inc. (Price Associates). Price Associates has sole power to vote or to direct the vote of 1,991,663 shares of Common Stock and sole power to dispose or to direct the disposition of all 5,358,445 shares of Common Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, and compensation decisions made under those programs for our named executive officers (NEOs) for fiscal year 2019, who are listed below.

Name	Title
Andrew K. Silvernail	Chairman, President and Chief Executive Officer(1)
William K. Grogan	Senior Vice President and Chief Financial Officer
Eric D. Ashleman	Senior Vice President and Chief Operating Officer(1)
Denise R. Cade	Senior Vice President, General Counsel and Corporate Secretary
Jeffrey D. Bucklew	Senior Vice President and Chief Human Resources Officer

(1)	On February 21, 2020, the Board voted Mr. Ashleman President and Chief Operating Officer. Mr. Silvernail retained his positions as Chairman and Chief Executive Officer.

Principles of Our Compensation Programs

Pay-for-Performance	The key principle of our compensation philosophy is pay-for-performance.
Alignment with Stockholders’ Interests	We reward performance that meets or exceeds the performance goals that the Compensation Committee establishes with the objective of increasing stockholder value.
Variation Based on Performance

We favor variable pay opportunities that are based on
performance over fixed pay. The total compensation received by our NEOs varies based on corporate and individual performance measured against annual and long-term goals.

Compensation Philosophy

The following table describes our compensation philosophy that guides our pay programs, structure and decisions.

Compensation Philosophy	How We Deliver
Attract and retain an effective management team

•  We offer a total pay package that consists of both compensation and benefits that are targeted to be competitive with the market.

•  We seek to retain our executives by regularly benchmarking our total compensation package relative to companies of similar size, scope and complexity — our peer group is constructed to include companies within an appropriate range of revenue and market capitalization values.

Compensation Philosophy	How We Deliver
Motivate and reward management team with a focus on pay-for-performance

•  We tie a meaningful portion of total compensation to financial and stock price performance – between 70% to 80% of our compensation mix is tied to performance.

•  Our compensation program provides a mix of base salary, short-term incentives and long-term incentives — the balance of our compensation elements provides direct line of sight with our objectives, motivating executives to outperform on our goals.

•  In line with our compensation philosophy to align pay and performance, when the Company outperforms or underperforms the goals in our incentive plans, payouts can result in above or below target levels, respectively.

Create a strong financial incentive that aligns with our stockholders and long-term objectives

•  Through a combination of appropriate performance metrics and targets, executives are paid according to how the Company performs.

•  Specific financial measures used in our incentive programs include:

–  Earnings per share (EPS), cash flow conversion, and organic sales growth in our short-term incentive plan; and

–  Total stockholder return (TSR) relative to companies in the relevant market index used in our long-term incentive plan.

Align the interests of management and stockholders	• In order to emphasize long-term stockholder returns, we require our executives to maintain significant stock ownership levels through the use of stock ownership guidelines.

Governance Best Practices

The Company employs compensation principles in delivering executive pay that we believe are supportive of the business strategy and governance best practices.

What We Do

Ö

Annual Say-on-Pay Vote: We conduct an annual say-on-pay advisory vote. At our 2019 Annual Meeting of Stockholders, more than 96% of the votes cast on the say-on-pay proposal were in favor of the fiscal year 2018 compensation of our NEOs.

Ö

Clawback Policy: Our clawback policy allows the Board to recoup any excess incentive compensation paid to our executive officers and other employees if the financial results on which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive officer or other employee.

Ö	Short-Term and Long-Term Incentives/Measures: Our annual and long-term plans provide a balance of incentives and include different measures of performance.

Ö	Independent Compensation Consultant: The Compensation Committee engages an independent compensation consultant, who does not provide any services to management.

Ö

Stock Ownership Guidelines: To further align the interests of management and our directors with our stockholders, we have significant stock ownership guidelines, which require our executive officers and directors to hold a multiple of their annual compensation in Common Stock.

Ö	Limited Perquisites and Related Tax Gross-Ups: We provide limited perquisites and tax gross-ups.

Ö

Mitigate Inappropriate Risk Taking: In addition to our clawback policy, stock ownership guidelines and prohibition of hedging and pledging, we structure our compensation programs so that they minimize inappropriate risk taking by our executive officers and other employees, including using multiple performance metrics and multi-year performance periods and capping our annual incentive awards and performance share awards.

What We Don’t Do

×

Gross-ups for Excise Taxes: Our executive severance agreements do not contain a gross-up for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change in control.

×	Reprice Stock Options: Our equity incentive plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

×	Fixed Term Employment Agreements: Employment of our executive officers (other than our CEO) is “at will” and may be terminated by either the Company or the employee at any time.

×	Hedging and Pledging: Our insider trading policy prohibits all employees and directors from hedging and pledging their economic interest in the Common Stock they hold.

Performance Highlights and Impact on Incentive Compensation

Despite facing challenging market conditions in 2019, the Company continued to perform against its strategic and business plans, with full year organic sales increasing for the third year in a row and gross margin of 45%, up 10 basis points. The performance highlights and accomplishments indicated in the chart below are closely related to performance metrics under our executive compensation programs.

2019 Performance Highlights* Orders and sales were flat Adjusted EPS up 7% Cash from operations of $528.1 million, up 10% from the prior year, led to free cash flow of $477.2 million, up 13%, 107% of Adjusted Net Income Increased quarterly dividend by 16% Acquired Velcora Holding AB and its operating subsidiaries, Roplan and Steridose Annual TSR of 38% How Incentives Support Performance Short-Term Goals Adjusted EPS Adjusted Cash Flow Conversion Organic Sales Growth Long-Term Goals Relative TSR Incentive Plan Results 2019 Bonus Payout of 87% Adjusted EPS of $5.70 Adjusted Cash Flow Conversion of 107% of Adjusted Net Income Organic Sales Growth of 1.1% 2017-2019 PSU Payout of 250% Three-year TSR of 88% (82 nd percentile relative ranking)

*

A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 6 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. In addition to the adjustments noted in the Form 10-K, additional adjustments are used to determine the short-term incentive payouts, including adjustments related to acquisitions and divestitures, actual capital expenditures and actual share count compared to the annual plan.

Key Takeaways of our 2019 Executive Compensation Program

For 2019, our executive compensation programs were designed to directly link compensation opportunities to the financial performance metrics that we believe are the best measures of success in our business: EPS, cash flow conversion, organic sales growth and relative TSR.

•	The 2019 bonus payouts were 87% of target.

•

Our TSR for the 2017-2019 period was 88%, which resulted in an 82nd percentile performance compared to the companies in the Russell Midcap Index and resulted in a 250% payout of performance stock units (PSUs).

NEO Compensation Aligns with Company Performance

The compensation opportunities of our executives are directly tied to the performance of the Company. Our pay-for-performance philosophy is demonstrated by the following elements of our executive compensation program for 2019:

Approximately 83% of our CEO’s 2019 total targeted pay was performance-based, and an average of approximately 71% of our other NEOs’ total targeted pay in 2019 was performance-based. The charts below show the allocation of 2019 targeted pay across base salary, the annual cash incentive award, and the long-term incentive award for our CEO and other NEOs.

In 2019, our long-term incentives continued to represent the single largest component of our CEO’s and other NEOs’ targeted pay, representing approximately 63% and 50% of total targeted pay, respectively.

Maintaining a balanced perspective is a core part of the Company’s business strategy, which requires employees to take calculated risks to capitalize on anticipated changes in the Company’s numerous businesses. The Compensation Committee believes that balancing the proportion of cash and non-cash awards, as well as short-term versus long-term awards, is important to motivate performance while mitigating risk. Cash-based awards are important in motivating executives for the short-term, while long-term incentives focus executives who have the greatest ability to impact business results on managing the business for the long-term and reinforce the link between their earnings opportunity and the long-term growth of the Company.

Our 2019 incentive awards are directly tied to performance metrics that balance absolute and relative performance goals: EPS, cash flow conversion, organic sales growth and TSR (measured on a relative basis). We believe these are the best measures of our financial success and support the creation of stockholder value.

Role of Say-on-Pay

The Company held an advisory vote on executive compensation (say-on-pay) at the Company’s 2019 Annual Meeting of Stockholders. The say-on-pay advisory vote received support from over 96% of the shares voted at the 2019 Annual Meeting. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. Accordingly, the Compensation Committee did not make any material changes to the underlying structure of our executive compensation program for fiscal year 2019. The Compensation Committee will continue to review and consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

2019 Executive Compensation Program

The following discussion describes our 2019 compensation elements and 2019 compensation decisions related to our NEOs.

2019 Key Compensation Elements

The material elements of 2019 compensation for the NEOs are outlined below:

Element	Type of Pay	Purpose	General Characteristics
Base Salary	Fixed	Provides a fixed level of current cash compensation consonant with the executive’s primary duties and responsibilities and necessary to attract, retain and reward NEOs.	Reviewed annually and adjusted as necessary to reflect market changes, salary budgets and individual performance.
Short-Term Incentives — Annual Bonus	Performance- Based	Focuses NEOs on annual performance by rewarding corporate and individual performance and achievement of pre-determined goals.	Variable cash payments. Annual awards based on performance against pre-determined individual and corporate performance goals.
Long-Term Incentives — Stock Options	Performance- Based

Provides retention through vesting schedules and aligns each NEO’s interests with long-term stockholder interests by linking a substantial portion of each executive’s compensation to increases in the price of Common Stock.

Variable compensation based on stock value. Options are granted with exercise prices not less than fair market value at grant date and vest ratably over four years.
Long-Term Incentives — PSUs	Performance- Based	Ties long-term compensation to relative performance, further aligning the interests of NEOs with stockholders.	PSUs vest based on continued service and relative TSR compared to companies in the Russell Midcap Index over a cumulative three-year period.
Retirement/Other	Fixed/ Voluntary	Provides overall wealth accumulation and retention.	Various market-based retirement and welfare benefits and perquisites.

Base Salary

Base salaries are reviewed annually and may be adjusted to reflect market data, as well as individual responsibility, experience and performance. The table below highlights the change in 2019 base salary for each NEO, reflecting one or more of the following: annual merit increase, market and/or performance-related adjustments.

NEO	2018 Base Salary Rate ($)	2019 Base Salary Rate ($)	Percentage Increase
Andrew K. Silvernail	1,000,000	1,030,000	3%
William K. Grogan	470,000	515,000	10%
Eric D. Ashleman	585,000	630,000	8%
Denise R. Cade	460,000	474,000	3%
Jeffrey D. Bucklew	400,000	412,000	3%

Short-Term Incentives

The Company administers the short-term incentive plan under the Management Incentive Compensation Plan (MICP). The amount of the annual cash bonus paid to each participant is determined under the following formula:

Annual Bonus = Base Salary x Individual Target Bonus Percentage x Business Performance Factor

Individual Target Bonus Percentage for the year is a percentage of the participant’s base salary and is based on the participant’s position and market data. The Business Performance Factor (discussed in more detail below) is calculated based on measurable corporate quantitative objectives, which are given a combined 70% weighting, and one strategic measure with a 30% weighting.

For 2019, the measurable quantitative objectives within the Business Performance Factor were adjusted EPS and adjusted cash flow conversion. Adjusted EPS excludes from reported earnings per share the impact of acquisition and divestiture-related income and charges, and restructuring charges (EPS Adjustments). Adjusted cash flow conversion is cash flow as a percent of net income excluding the impact of the EPS Adjustments. The payout of each quantitative objective is a function of the amount by which actual performance exceeds or falls short of goal, with a maximum payout of 200% of target for each objective.

For 2019, the 30% strategic measure was organic sales growth. Organic sales growth is a critical business metric and helps identify the underlying health of the Company’s businesses and management’s ability to increase sales through innovation and customer focus. Organic sales is defined as net sales of the Company adjusted to exclude the impact of foreign currency translation and sales from acquired businesses during the first twelve months of ownership. The goal for organic sales growth is established relative to expected growth in key markets, such as industrial, health and science instrumentation, energy and fire and rescue.

For 2019, the relative weightings and the performance against the quantitative and strategic measures resulted in a recommended Business Performance Factor of 87%, as shown in the table below.

MICP Objective	Goal	Actual*	Payout	MICP Weighting	Business Performance Factor
Adjusted EPS	$5.60	$5.70	112.5%	50%	56.3%
Adjusted Cash Flow Conversion	105%	107%	110.0%	20%	22.0%
Organic Sales Growth	4.0%	1.1%	27.5%	30%	8.3%
Total				100%	86.6%

*

A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 6 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. In addition to the adjustments noted in the Form 10-K, additional adjustments are used to determine the short-term incentive payouts, including adjustments related to acquisitions and divestitures, actual capital expenditures and actual share count compared to the annual plan.

The short-term incentive payments are included in the 2019 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and summarized in the table below.

NEO	Base Salary Rate ($)	Individual Target Bonus Percentage	Business Performance Factor	Actual 2019 Short- Term Incentive Award ($)
Andrew K. Silvernail	1,030,000	120%	87%	1,075,320
William K. Grogan	515,000	75%	87%	336,038
Eric D. Ashleman	630,000	80%	87%	438,480
Denise R. Cade	474,000	70%	87%	288,666
Jeffrey D. Bucklew	412,000	70%	87%	250,908

Prior to 2018, the Company also provided short-term incentive payments under the Incentive Award Plan (IAP) to allow performance-based bonuses to certain executives to be fully deductible under Internal Revenue Code (IRC) Section 162(m). The Tax Cut and Jobs Act eliminated the deductibility of excess qualified performance-based compensation under IRC Section 162(m). The MICP, under which the 2019 short-term incentives were administered, is the plan that has historically governed annual incentives for the broader executive population and also the plan under which the CFO received short-term incentive awards prior to 2018. Final awards under the MICP are calculated the same as awards under the IAP had been calculated.

2019 Long-Term Incentive Awards

Long-term incentive awards are generally made on an annual basis, or at the time of a special event (such as upon hiring or promotion). We typically grant awards at the February Board meeting each year, or the date of the annual meeting of stockholders. We attempt to make awards during periods when we do not have non-public information that could impact our stock price. Working with its independent compensation consultant, the Compensation Committee granted long-term incentive awards to the NEOs in early 2019. Each NEO has a long-term incentive target established on an individual basis taking into consideration market practice for each role, and individual impact and performance.

In 2019, the NEOs received annual long-term incentive awards consisting of PSUs and stock options, which are intended to emphasize the link between pay and performance. The target number of PSUs granted was determined by dividing the PSU award value by the closing price of Common Stock on the date of grant. The number of stock options granted was determined by dividing the stock option award value by the grant date fair value, utilizing the Binomial lattice option-pricing model. For additional details of the assumptions made in the valuation of such awards, see note 15 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The Compensation Committee may grant awards above or below target based on individual and Company performance. In February 2019, the Committee reviewed the Company’s performance compared to one- and three-year TSR, revenue and EPS growth of companies in the executive pay peer group (listed below), as well as performance against strategic goals established at the beginning of the year. Based on this review, the Compensation Committee determined to grant above-target long-term incentive award values to the NEOs for 2019 due to the Company’s strong performance in 2018. The Compensation Committee intends to perform a similar review annually and may adjust annual long-term incentives above or below target levels as appropriate to support the Company’s pay-for-performance philosophy.

2019 CEO Awards. For 2019, the Board granted Mr. Silvernail an award based on the Compensation Committee’s recommendation, which considered Mr. Silvernail’s compensation position relative to the market, his outstanding performance in leading the Company, and the Company’s strong performance during the prior three-year period. The following chart shows the grant value recommended by the Compensation Committee and approved by the Board, and the Summary Compensation Table reported value of Mr. Silvernail’s long-term incentive awards for 2018 and 2019. The Summary Compensation Table reported value reflects the grant date fair value determined in accordance with FASB ASC Topic 718. Similar to the other NEOs, the Compensation Committee and the Board will consider similar criteria in assessing future awards for Mr. Silvernail to determine whether an upward or downward adjustment is warranted.

	2018	2019
Grant Value	$5,250,000	$5,475,000
Reported Value	$6,742,378	$6,575,467

2019 COO Award. The Compensation Committee approved a special grant of PSUs to Mr. Ashleman in recognition of his outstanding performance, with a grant value of $1,000,000. This award is subject to the same terms as the annual 2019 PSU awards.

Objectives of Long-Term Incentive Vehicles

The Compensation Committee believes that PSUs and stock options both motivate management actions that drive the creation of stockholder value and promote executive stock ownership. However, each long-term incentive component has different characteristics. The value of the PSUs after the three-year performance period is directly linked to relative TSR, as described above, as well as the stock price movement during the performance period. Stock options provide value only to the extent that the Company’s stock price appreciates above the stock price on the date of grant.

PSU Design Features

The PSUs have a three-year performance period and measure the Company’s relative TSR against the TSR of companies in the Russell Midcap Index at the end of such period. If the Company achieves 50th percentile TSR performance as compared to the group of companies, each NEO will receive the target number of performance units, paid out in shares of Common Stock. Threshold performance is at the 33rd percentile, which will result in a payout equal to 33% of target; performance below this level will result in zero payout. Maximum payout is 250% of the target number of shares for 80th percentile performance or higher. Payouts are interpolated between the 33rd percentile and 50th percentile and between the 50th percentile and 80th percentile performance. Cumulative dividend equivalent payments will be made at the end of the performance period based on the number of shares of Common Stock received by each executive.

In selecting relative TSR as the measure, the Compensation Committee noted that TSR is highly correlated with a combination of other metrics that are important to the Company and to investors, notably: return on invested capital, operating profit margin and compound annual sales growth rate (CAGR).

Consistent with 2018, the Compensation Committee selected the Russell Midcap Index companies as the comparator group for relative TSR for the 2019 PSU grant. In selecting the Russell Midcap Index companies, the Compensation Committee’s objective was to have a sizeable group of companies similar in revenue and market capitalization to the

Company. In addition, the Compensation Committee seeks to align with the mutual funds within the Company’s largest stockholders as they generally hold a broad range of investments covering multiple industries.

For the 2020 PSU grant, the Committee selected the S&P 500 index companies as the comparator group for relative TSR, as IDEX was added to this index in August 2019. In addition, there will be a one-year post-vest holding requirement beginning with the 2020 PSU grant, which will further align our executives’ interests with those of shareholders.

Our PSU grant for the 2017-2019 performance period resulted in a 250% payout based on a 88% TSR, which placed the Company in the 82nd percentile of companies in the Russell Midcap Index.

Setting Executive Compensation

Role of Compensation Committee

The Compensation Committee establishes the Company’s compensation philosophy, structures the Company’s compensation programs to be consistent with that philosophy, and approves each element of NEO compensation. In the case of the CEO, the Board reviews, ratifies and approves compensation recommendations made by the Compensation Committee.

The Compensation Committee performs periodic reviews of executive pay tally sheets. The tally sheets outline each executive’s recent annual target and actual pay history, unvested equity holdings and termination payments under various scenarios. Data from the tally sheets is considered by the Compensation Committee when setting target total compensation. Generally, the Compensation Committee reviews and adjusts target total compensation levels annually. Actual total compensation may vary from target based on performance and changes in stock price over time.

Generally, the amount of compensation realized historically, or potentially realizable in the future, from past equity awards does not directly impact the level at which future pay opportunities are set. When granting equity awards, the Compensation Committee considers market data and Company and individual performance.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain and replace, as necessary, compensation consultants to provide it with independent advice. The Compensation Committee has engaged F.W. Cook as its independent consultant to advise it on executive and non-employee director compensation matters. This selection was made without the input or influence of management.

Under the terms of its agreement with the Compensation Committee, F.W. Cook will not provide any other services to the Company, unless directed to do so by the Compensation Committee. During fiscal year 2019, F.W. Cook provided no services to the Company other than to advise the Compensation Committee on executive and non-employee director compensation issues. In its review, the Compensation Committee did not identify any conflicts of interest raised by the work F.W. Cook performed in fiscal year 2019, nor any business or personal relationships that would impair F.W. Cook’s independence.

Setting Individual Executive Pay

The Compensation Committee formulates a recommendation of CEO pay based on the financial and operating performance of the Company, the Compensation Committee’s assessment of the CEO and a thorough review of the market benchmarking data discussed below. The CEO pay recommendations put forth by the Compensation Committee are then reviewed and subject to approval by the Board.

The pay packages for the other NEOs are set by the Compensation Committee after taking into consideration the recommendations of the CEO. Individual pay decisions are based on an assessment of the individual executive, utilizing the following criteria:

1.	Contribution

•	Value to IDEX; short- and long-term

•	Individual contribution and impact to team performance

2.	Market attractiveness

•	Supply-demand of role

•	Experience, background, track record

3.	Replacement difficulty

•	Challenge of replacing the role with equivalent capability

4.	Experience in role

•	Overall experience in current or similar role

5.	Company Performance

•	In determining the long-term incentive award value, the Compensation Committee reviews the Company’s performance relative to our peers against key performance indicators, including growth and returns and stock price performance

•	The Compensation Committee has the latitude to adjust awards up and down relative to the executives’ target

The Compensation Committee reviews pay data from two primary sources (third party surveys and peer company data) as one input in determining appropriate target compensation levels. The Compensation Committee utilizes the expertise of its independent compensation consultant, F.W. Cook, in developing compensation recommendations for the NEOs, including the CEO. The Compensation Committee believes that to attract and retain qualified management, total direct compensation should be competitively targeted within a range that includes the market median for comparable positions at comparable companies, with market compensation data being only one of many factors considered by the Compensation Committee when setting the compensation levels for any particular executive. While an individual executive’s target compensation is positioned within the competitive range based on the individual factors listed above, actual compensation in any given year should and does vary from target based on Company and individual performance.

The Compensation Committee undertook a review and analysis to ensure that the 2019 executive compensation programs appropriately reflected the market for talent. The Compensation Committee considered relevant market pay practices to ensure the Company’s ability to recruit and retain high performing talent across its diversified markets and global footprint. Two surveys and a peer group analysis were utilized for the 2019 executive compensation market analysis for the NEOs.

Survey Data

The Willis Towers Watson Executive Compensation Database Survey and the Equilar Top 25 Survey were used because they include a broad range of manufacturing companies that are comparable to the Company in size, geography and industry.

Peer Companies

The peer group of companies identified below consists of companies that are similar to the Company in terms of their size (i.e., revenue, and market capitalization), diversified industry profile (ranging from customized manufacturing solutions to emerging markets in highly specialized health science technology), investment in research and development and global presence. In addition, the peer companies have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities. F.W. Cook reviewed the composition of the peer group used to benchmark pay in 2018 with the Compensation Committee. Based on that review, the companies listed below for the 2019 review are the same group of companies used to benchmark pay in 2018.

AMETEK, Inc.
Bruker Corporation
Colfax Corporation
Crane Co.
Donaldson Company, Inc.
Dover Corporation
Enerpac Tool Group(1)
Flowserve Corporation
Graco Inc.
ITT Corporation
KLA-Tencor Corporation
Lincoln Electric Holdings, Inc.
Nordson Corporation
Pentair Ltd.
PerkinElmer, Inc.
Roper Technologies, Inc.
SPX Flow, Inc.
Watts Water Technologies, Inc.
Woodward, Inc.
Xylem Inc.

(1)	Formerly known as Actuant Corporation

The Compensation Committee believes that multiple data sources provide for a clearer perspective of the market. As such, with the assistance of management and F.W. Cook, the Compensation Committee developed an aggregate composite of the market data to establish target compensation levels for the executives weighted as follows:

Position(s)	Survey Weighting	Peer Group Weighting	Rationale
President and Chief Executive Officer; and Senior Vice President and Chief Financial Officer	20%	80%	Positions are required to be represented in all of the proxy peer group companies; closest representation of the corporate profile; balance of peer and survey data.
Senior Vice President, General Counsel and Corporate Secretary	70%	30%	Limited number of position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.
Senior Vice President and Chief Operating Officer; and Senior Vice President and Chief Human Resources Officer	100%	0%	Very limited number of position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.

Other Compensation Components

Employee Benefits

The NEOs participate in group health, welfare and qualified retirement programs available to all of the Company’s employees. The NEOs also participate in nonqualified supplemental retirement plans, deferred compensation arrangements and supplemental disability benefits. Participation in these nonqualified plans is intended to provide the NEOs with the opportunity to accumulate retirement benefits at levels above the limitations imposed by tax qualified plans. For a more complete explanation of these plans, see the “Narrative to 2019 Summary Compensation Table,” the “Narrative to Nonqualified Deferred Compensation at 2019 Fiscal Year End Table,” and the discussion under “Potential Payments upon Termination or Change in Control.”

Severance and Change in Control Benefits

Each of the NEOs is entitled to severance benefits under the terms of written agreements in the event that their employment is actually or constructively terminated without cause. The amount of the benefit, which varies with the individual, depends on whether or not the termination is in connection with a change in control. The level of each NEO’s severance benefits reflects the Company’s perception of the market for their positions at the time the agreements were put in place. For additional information, see the section below entitled “Potential Payments upon Termination or Change in Control.”

Perquisites

The Compensation Committee believes in providing limited perquisites in line with market practice. The NEOs are provided a car allowance. The CEO is entitled to limited use of the Company’s leased aircraft for non-business purposes. For further details on these perquisites, see the “Narrative to 2019 Summary Compensation Table” below.

Other Executive Compensation Matters

Stock Grant Practices

For all newly issued stock option awards, the exercise price of the stock option award will be the closing price of Common Stock on the NYSE on the date of the grant. If the grant date for the annual awards falls on a weekend, the exercise price of stock option awards will be the closing price of Common Stock on the NYSE on the last trading day preceding the date of grant.

Stock Ownership

Consistent with its executive pay philosophy, the Company requires that executive officers maintain minimum ownership levels of Common Stock as follows:

Executive	Ownership as a Multiple of Base Salary
CEO	5x
CFO, COO	3x
Other NEOs	2x

NEOs must comply with these ownership requirements within five years of their date of hire or promotion. Counted for purposes of satisfying ownership requirements are shares directly owned, unvested restricted shares and PSUs at target. As of December 31, 2019, all NEOs met or exceeded the ownership guidelines.

Hedging and Pledging

All directors and employees (including officers) of the Company are prohibited from (i) pledging Company securities (including through holding Company securities in margin accounts), and (ii) engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities (“hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling, but not delivering, owned securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning Common Stock, such as zero-cost collars and forward sales contracts.

Clawbacks

To the extent not in violation of applicable law, the Company reserves the right to recover, or clawback, from current or former directors and officers any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee that:

•	the Company’s financial statements have been restated due to material noncompliance with any financial reporting requirement;

•	the cash incentive or equity compensation to be recouped was calculated on, or its realized value was affected by, the financial results that were subsequently restated;

•	the cash incentive or equity compensation would have been less valuable than that actually awarded or paid based upon the application of the correct financial results; and

•	the pay affected by the calculation was earned or awarded within three years of the restatement.

Tax Gross-Up Provisions

The Company has not entered into any new agreements that include excise tax gross-up provisions with respect to payments contingent upon a change in control since the adoption of such a policy by the Compensation Committee in February 2011. No executives are eligible for an excise tax gross-up.

The Compensation Committee has exclusive authority to modify, interpret and enforce this policy in compliance with applicable law.

Accounting and Tax Implications — Deductibility of Executive Compensation

In developing compensation programs, the Compensation Committee reviews the estimated accounting and tax impact of all elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and the Company realizes a tax deduction upon payment to, or realization by, the executive. Previously, many of the awards granted were generally intended to satisfy the requirements for performance-based compensation under IRC Section 162(m). However, the Tax Cuts and Jobs Act (the “Act”), which became law on December 22, 2017, significantly amended IRC Section 162(m). Pursuant to the Act, the definition of “covered employees” under IRC Section 162(m) was amended to expand the scope of executive officers subject to the deduction limitation, including coverage of a company’s chief financial officer. The Act also eliminated the performance-based compensation exception with respect to tax years beginning January 1, 2018, but included a transition rule with respect to compensation that is provided pursuant to a written binding contract that was in effect on November 2, 2017 and not materially modified after that date. Accordingly, commencing in 2018, the Company’s tax deduction with regard to compensation of “covered employees” is limited to $1 million per taxable year for each officer.

While it is a goal of the Compensation Committee to maximize the deductibility of executive compensation, the Compensation Committee retains the discretion to compensate officers in a manner commensurate with performance and the competitive environment for executive talent, while also consistent with its compensation philosophy and in the Company’s and its stockholders’ best interests. Accordingly, achieving these goals may have resulted (and may continue to result, in light of the recent changes in law) in compensation that, in certain cases, is not deductible for federal income tax purposes. The Compensation Committee did not make any significant changes to the Company’s executive compensation program for 2019 in response to the changes to IRC Section 162(m).

Risk Assessment

The Compensation Committee periodically reviews the potential risks arising from our compensation policies, practices and programs to determine whether any potential risks are material to the Company. In approving the 2019 compensation program design, the Compensation Committee engaged in discussions with its independent compensation consultant and management regarding any potential risks and concluded that the Company’s compensation policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy, do not incentivize employees, including executive officers, to take unnecessary or excessive risks, and that any risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

In this review, the Compensation Committee considered the attributes of the Company’s policies and practices, including:

•	the mix of fixed and variable compensation opportunities;

•	the balance between annual cash and long-term, stock-based performance opportunities;
•	multiple performance factors tied to key measures of short-term and long-term performance that motivate sustained performance and are based on quantitative measures;

•	caps on the maximum payout for cash incentives;

•	stock ownership requirements for executives that encourage a long-term focus on performance;

•	an insider trading policy that prohibits hedging and pledging;

•	a clawback policy that applies to performance-based compensation, including stock-based awards, for directors and officers; and

•	oversight by an independent compensation committee.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed its contents with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Livingston L. Satterthwaite, Chair

Carl R. Christenson

Katrina L. Helmkamp

David C. Parry

Cynthia J. Warner

2019 Summary Compensation Table

The table below and related footnotes summarize the total compensation earned or paid in 2019, 2018 and 2017 for the Company’s CEO, CFO, and each of the three most highly compensated executive officers other than the CEO and CFO.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Compensation Plan ($) (3)	All Other Compensation ($) (4)	Total ($)
Andrew K. Silvernail, Chairman, President and Chief Executive Officer	2019	1,023,654		3,837,834	2,737,633	1,075,320	445,155	9,119,596
	2018	996,808		4,117,376	2,625,002	1,968,000	418,464	10,125,650
	2017	977,900		2,730,307	2,200,053	1,779,954	343,028	8,031,242

William K. Grogan, Senior Vice President and Chief Financial Officer	2019	505,481		792,949	565,006	336,038	130,315	2,329,789
	2018	463,808		785,139	500,181	578,100	123,367	2,450,595
	2017	429,688		921,635	839,392	554,693	79,829	2,825,237
Eric D. Ashleman, Senior Vice President and Chief Operating Officer	2019	620,481		2,597,181	725,030	438,480	165,614	4,546,786
	2018	574,519		1,114,356	710,045	767,520	156,558	3,322,998
	2017	527,519		760,412	612,540	720,154	129,352	2,749,977

Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary	2019	471,038		634,563	452,638	288,666	128,824	1,975,729
	2018	457,231		701,752	447,620	528,080	127,374	2,262,057
	2017	443,100		431,710	347,593	524,248	104,609	1,851,260

Jeffrey D. Bucklew, Senior Vice President and Chief Human Resources Officer	2019	409,461		484,298	345,018	250,908	111,339	1,601,024
	2018	395,635		533,894	340,032	459,200	109,081	1,837,842
	2017	375,185		359,951	290,043	478,039	91,305	1,594,523

(1)

Reflects the aggregate grant date fair value of restricted stock awards and PSUs for the year indicated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of those awards granted in 2019, see note 15 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. For PSUs granted in 2019, the grant date fair value is based on the probable outcome of the related performance conditions which reflects the target level of performance. The grant date fair value of the PSUs granted in 2019 based on the maximum level of performance is as follows: Mr. Silvernail, $9,594,585; Mr. Grogan, $1,982,373; Mr. Ashleman, $6,492,952; Ms. Cade, $1,586,406; and Mr. Bucklew, $1,210,745. All shares of restricted stock are eligible for dividend equivalent payments when paid on Common Stock and, with respect to PSUs, cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period.

(2)

Reflects the aggregate grant date fair value for the year indicated in accordance with FASB ASC Topic 718. For a discussion of assumptions made in the valuation of stock options granted in 2019, see note 15 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

(3)

For 2019 and 2018, reflects the annual cash bonus under the MICP; for 2017, reflects Messrs. Silvernail’s, Ashleman’s and Bucklew’s, and Ms. Cade’s annual cash performance award under the IAP and the annual cash bonus under the MICP for Mr. Grogan.

(4)	Consists of the following for 2019:

Name	Company Contribution to 401(k) Plan, Defined Contribution Plan and Accrued SERP Benefits ($)	Automotive, Supplemental Disability ($) (a)	Aircraft ($) (b)	Total ($)

Andrew K. Silvernail	311,816	27,551	105,788	445,155

William K. Grogan	108,358	21,957	-	130,315

Eric D. Ashleman	144,053	21,561	-	165,614

Denise R. Cade	104,465	24,359	-	128,824

Jeffrey D. Bucklew	90,441	20,898	-	111,339

(a)	Consists of auto and gas allowance and supplemental disability premiums.
(b)

Represents Mr. Silvernail’s personal use of the Company’s leased aircraft. The Company’s methodology for calculating the value of the personal use of the Company leased aircraft is to calculate the incremental costs of such usage to the Company, which includes fuel, landing fees, hangar fees, catering, additional expenses related to the crew and other expenses which would not have otherwise been incurred by the Company if the aircraft had not been used for personal travel.

Narrative to 2019 Summary Compensation Table

Perquisites and Supplemental Disability

In addition to benefits generally available to all other U.S.-based non-union employees, the CEO and other NEOs receive an auto allowance and participate in a supplemental long-term disability program. The supplemental disability benefit is in addition to the group long-term disability benefit generally available to all U.S.-based non-union employees. The group long-term disability plan provides an annual benefit of 60% of the first $300,000 of base salary, or an annual maximum benefit of $180,000 per year. For the NEOs, the supplemental program provides an annual benefit of 60% of their base salary above $300,000, with a maximum supplemental benefit of $60,000 per year. The CEO is also offered the personal use of the Company leased aircraft (limited to 25 hours per year covered by the Company and up to an additional 25 hours per year for which the CEO is required to reimburse the Company for all incremental costs related to such additional use).

Retirement Benefits

The Company maintains a tax-qualified retirement plan for employees, the IDEX Corporation Savings Plan, in which the CEO and other NEOs participate, which consists of a 401(k) with a prescribed matching contribution (401(k)) and a defined contribution portion (Defined Contribution).

Defined Contribution

The Defined Contribution portion of the IDEX Corporation Savings Plan is an ongoing tax-qualified “defined contribution” plan that provides contributions based on a participant’s compensation and a combination of the participant’s age and years of service as shown below:

Age + Years of Service	Company Contribution
Less than 40	3.5% of Eligible Compensation
40 but less than 55	4.0% of Eligible Compensation
55 but less than 70	4.5% of Eligible Compensation
70 or more	5.0% of Eligible Compensation

Under the plan, participants are entitled to receive the lump-sum value of their vested account at termination of employment subject to distribution rules under the law. Account balances are 100% vested after three years of service.

401(k)

The 401(k) is an ongoing tax-qualified “401(k)” plan that provides a matching contribution based on the employee’s contribution up to 8% of eligible compensation. The maximum matching contribution by the Company is 4% of eligible compensation. The matching contribution vests 20% for each year of service and is 100% vested after 5 years of service.

2019 Grants of Plan-Based Awards

The following table provides information on plan-based awards for all NEOs for 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew K. Silvernail	03/01/2019		0	1,236,000	2,472,000	6,300	18,900	47,250	-	77,840	144.85	6,575,467
William K. Grogan	03/01/2019		0	386,250	772,500	1,302	3,905	9,763	-	16,065	144.85	1,357,955
Eric D. Ashleman	03/01/2019		0	504,000	1,008,000	1,670	5,010	12,525	-	20,615	144.85	1,742,361
	03/28/2019	(5)	-	-	-	2,202	6,605	16,513	-	-	-	1,579,850
Denise R. Cade	03/01/2019		0	331,800	663,600	1,042	3,125	7,813	-	12,870	144.85	1,087,201
Jeffrey D. Bucklew	03/01/2019		0	288,400	576,800	795	2,385	5,963	-	9,810	144.85	829,316

(1)

Amounts reflect payment levels under the MICP at a percentage of base salary for each executive and a Business Performance Factor of 0% for threshold, 100% for target and 200% for maximum. See “Short-Term Incentives” under “Compensation Discussion and Analysis — 2019 Executive Compensation Program.” The amounts actually earned by the NEOs are reflected in the Non-Equity Incentive Plan Compensation column in the 2019 Summary Compensation Table.

(2)

Reflects the range of the number of shares of Common Stock that could be issued pertaining to the PSUs awarded in 2019 under the IAP. The target number of PSUs is used to determine the grant date fair value for this award.

(3)	Reflects closing price of Common Stock on the grant date, which is the fair market value of the stock under the terms of the IAP.
(4)

Represents the grant date fair value of PSUs and stock options granted under the IAP to each NEO in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of those awards, see note 15 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. For PSUs, the grant date fair value is based on the probable outcome of the related performance conditions which reflects the target level of performance. The grant date fair value of the PSUs granted in 2019 based on the maximum level of performance is as follows: Mr. Silvernail, $9,594,585; Mr. Grogan, $1,982,373; Mr. Ashleman, $6,492,952; Ms. Cade, $1,586,406; and Mr. Bucklew, $1,210,745. With respect to PSUs, cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period. For options, the actual value a NEO realizes from the stock option will depend on the difference between the market price of the underlying share at exercise and the exercise price of the stock option established at the time of the grant.

(5)	Reflects the special performance grant awarded to Mr. Ashleman. See “2019 COO Award” under “2019 Long-Term Incentive Awards.”

Narrative to 2019 Grants of Plan-Based Awards Table

Stock options awarded to the NEOs in 2019 had the following characteristics:

•	all are nonqualified stock options;

•	all have an exercise price equal to the closing price of Common Stock on the grant date;

•	all vest annually in equal amounts over a four-year period based on the NEO’s continued service;

•

all vest upon retirement if retirement eligible (for the CEO as defined in his employment agreement and for NEOs other than the CEO, NEO is at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); and

•	all expire 10 years after the date of grant.

PSUs awarded to the NEOs in 2019 had the following characteristics:

•	all have a three-year performance period with vesting based on relative TSR and the NEO’s continued service;

•

all shares vest upon retirement if the NEO is retirement eligible (for the CEO as defined in his employment agreement and for NEOs other than the CEO, the NEO is retirement eligible when he or she is at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); but are paid out only based on the Company’s actual TSR as compared to the companies in the Russell Midcap Index determined as of the last day of the performance period; and

•	cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table provides information on all PSU, restricted stock and stock option awards held by the NEOs as of December 31, 2019.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#) (2)	Market Value of Shares of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Name	Exercisable (#) (1)	Unexercisable (#) (1)
Andrew K. Silvernail	101,902	33,968	74.74	02/19/2026	-	-	64,846	11,153,512
	45,587	45,588	93.27	02/22/2027
	17,292	51,878	138.12	02/22/2028
	-	77,840	144.85	03/01/2029
William K. Grogan	843	-	50.45	02/15/2023	5,485	943,420	12,827	2,206,244
	1,798	-	72.73	02/13/2024
	1,383	-	67.49	10/15/2024
	2,575	-	78.43	02/20/2025
	4,076	1,359	74.74	02/19/2026
	10,557	10,558	91.22	01/03/2027
	7,032	7,033	93.27	02/22/2027
	3,295	9,885	138.12	02/22/2028
	-	16,065	144.85	03/01/2029
Eric D. Ashleman	8,850	-	77.61	07/15/2025	-	-	27,497	4,729,484
	-	6,998	74.74	02/19/2026
	12,692	12,693	93.27	02/22/2027
	4,677	14,033	138.12	02/22/2028
	-	20,615	144.85	03/01/2029
Denise R. Cade	2,092	-	76.79	10/26/2025	-	-	10,906	1,875,832
	-	3,234	74.74	02/19/2026
	-	7,203	93.27	02/22/2027
	2,948	8,847	138.12	02/22/2028
	-	12,870	144.85	03/01/2029
Jeffrey D. Bucklew	9,930	3,310	74.74	02/19/2026	-	-	8,309	1,429,148
	6,010	6,010	93.27	02/22/2027
	2,240	6,720	138.12	02/22/2028
	-	9,810	144.85	03/01/2029

(1)

All options expire on the 10th anniversary of the grant date and vest 25% per year on the anniversary of the grant date. As discussed in “Potential Payments upon Termination or Change in Control”, all stock options vest 100% upon a qualifying termination of employment following a change in control.

(2)

The following table sets forth grant and vesting information for the outstanding restricted stock awards for Mr. Grogan, the only NEO who held an outstanding restricted stock award as of December 31, 2019. The award will vest 100% upon a qualifying termination of employment following a change in control.

	Grant Date	Shares (#)	Market Value Per Share at Grant ($)	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Vesting
William K. Grogan	01/03/2017	5,485	91.22	5,485	943,420	100% vest on 01/03/2020

(3)	Determined based upon the closing price of the Company’s Common Stock on December 31, 2019 of $172.00.

(4)

Represents the number and value of outstanding PSU awards based on performance as of December 31, 2019 as set forth in the following table. Actual number of shares delivered upon vesting will be based on performance through December 31, 2020 for the 2018 PSU award and performance through December 31, 2021 for the 2019 PSU award. The 2018 PSU awards are disclosed at 189% of the target and the 2019 PSU awards are disclosed at 153% of the target based on performance through December 31, 2019.

	Grant Date	Number of PSUs (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting
Andrew K. Silvernail	02/22/2018	19,010	6,179,788	Award vests on 12/31/2020
	03/01/2019	18,900	4,973,724	Award vests on 12/31/2021
William K. Grogan	02/22/2018	3,625	1,178,544	Award vests on 12/31/2020
	03/01/2019	3,905	1,027,700	Award vests on 12/31/2021
Eric D. Ashleman	02/22/2018	5,145	1,672,700	Award vests on 12/31/2020
	03/01/2019	5,010	1,318,552	Award vests on 12/31/2021
	03/28/2019	6,605	1,738,232	Award vests on 12/31/2021
Denise R. Cade	02/22/2018	3,240	1,053,328	Award vests on 12/31/2020
	03/01/2019	3,125	822,504	Award vests on 12/31/2021
Jeffrey D. Bucklew	02/22/2018	2,465	801,348	Award vests on 12/31/2020
	03/01/2019	2,385	627,800	Award vests on 12/31/2021

2019 Option Exercises and Stock Vested

The following table provides information on stock option exercises and stock vesting for all NEOs in 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (2)
Andrew K. Silvernail	166,905	14,344,221	58,975	10,143,700
William K. Grogan	-	-	9,100	1,565,200
Eric D. Ashleman	10,644	722,298	16,425	2,825,100
Denise R. Cade	12,527	922,597	9,325	1,603,900
Jeffrey D. Bucklew	17,935	1,613,871	7,775	1,337,300

(1)	Calculated based on the difference between the closing price of Common Stock on the date of exercise and the exercise price.

(2)

Calculated based on the closing price of Common Stock on the vesting date or the previous trading day. For 2017 PSUs vesting on December 31, 2019 after the end of the three-year performance period with a vesting price of $172.00 and a multiplier of 250% due to IDEX’s 3-year relative TSR performance at the 82nd percentile as compared to companies in the Russell Midcap Index, Mr. Silvernail had 58,975 shares vest, Mr. Grogan had 9,100 shares vest, Mr. Ashleman had 16,425 shares vest, Ms. Cade had 9,325 shares vest and Mr. Bucklew had 7,775 shares vest.

Nonqualified Deferred Compensation at 2019 Fiscal Year End

The Supplemental Executive Retirement and Deferred Compensation Plan (SERP) is an unfunded, nonqualified plan designed to provide supplemental executive retirement benefits. The following table provides information related to the benefits payable to each NEO under the defined contribution portion of the SERP, which is the Company’s only defined contribution nonqualified deferred compensation plan:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Andrew K. Silvernail	-	292,024	569,999	10,959	2,642,638
William K. Grogan	-	87,658	50,564	3,162	282,241
Eric D. Ashleman	-	123,640	148,008	4,505	859,237
Denise R. Cade	-	82,808	60,536	2,989	314,398
Jeffrey D. Bucklew	-	69,110	13,351	2,478	385,138

(1)	None of the NEOs contributed to the SERP in 2019.

(2)	Amounts are reflected in “All Other Compensation” column of the Summary Compensation Table.

(3)

The following amounts have been previously reported as “All Other Compensation” in the Summary Compensation Table for prior years: Mr. Silvernail — $1,408,397; Mr. Grogan — $122,075; Mr. Ashleman — $374,500; Ms. Cade — $178,232; and Mr. Bucklew — $117,145.

Narrative to Nonqualified Deferred

Compensation at 2019 Fiscal Year End Table

Supplemental Executive Retirement and Deferred Compensation Plan

Eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus under the defined contribution portion of the SERP. Deferral elections may be made annually. These amounts are fully vested. The Company also contributes to an eligible employee’s account additional amounts, as described below, that are fully vested after the employee has completed three years of service.

The Company contributes an amount equal to 4% of the eligible employee’s compensation up to the IRS limit on compensation reduced by the amount of any Company matching contribution that is made to the 401(k) Plan. Additionally, the Company makes annual contributions to the accounts of eligible employees based on the employee’s compensation above the IRS limit on compensation in the Defined Contribution Plan, determined based on the following table:

Sum of Participant’s Age Plus Years of Service	Contribution Percentage
Less than 40	7.5
40 but less than 55	8.0
55 but less than 70	8.5
70 or more	9.0

Certain eligible employees designated by the Compensation Committee, including the NEOs, also receive an additional contribution equal to 2% of the employee’s compensation.

Deferred Compensation Account

All amounts deferred are recorded in a memorandum account for each employee and are credited or debited with earnings or losses as if such amounts had been invested in either an interest-bearing account or receive an investment return as if the funds were invested in certain mutual funds, as selected by the employee. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable Federal rate as of the first business day in November. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

The deferred compensation account amounts are payable upon separation of service within the meaning of IRC Section 409A; however, no benefits are payable prior to the date that is six months after the date of separation of service, or the date of death of the employee, if earlier. Account balances will be paid either in a single lump sum or in up to ten substantially equal annual installments, as elected by the employee at the time he or she first becomes eligible for the Deferred Compensation Plan.

Prior to separation from service, amounts may be paid only on the occurrence of an unforeseeable emergency, within the meaning of IRC Section 409A. On the occurrence of a change in control event within the meaning of IRC Section 409A, all amounts become vested and are distributed at that time in a single lump-sum payment.

Potential Payments upon Termination or

Change in Control

Mr. Silvernail

The Company entered into an employment agreement with Mr. Silvernail effective as of February 22, 2018. The employment agreement provides for a term of approximately four years (expiring December 31, 2021) and is substantially similar to Mr. Silvernail’s prior employment agreement. If Mr. Silvernail’s employment is terminated by the Company other than for “cause” and not in connection with a “change in control” (each as defined in the employment agreement), then, subject to his execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenants, he will receive (i) continuing salary payments and health benefits for 24 months following termination, (ii) a pro rata portion of his annual bonus for the year in which his termination occurs (based on the portion of the year he was employed), (iii) a payment equal to 200% of his base salary payable over 24 months commencing approximately 60 days after his termination, (iv) fully accelerated vesting and immediate exercisability of all unvested time-based equity awards (the “time-based acceleration”), and such awards will remain exercisable for one year following the date of termination of Mr. Silvernail’s employment or until expiration of the option term, if earlier, and (v) vesting of all unvested performance-based equity awards granted prior to February 22, 2018 on the December 31 next following his termination of employment with respect to that number of shares of Common Stock (or performance units or dividend equivalents, as applicable) based on the performance level achieved with respect to the performance goal(s) under each such award from the beginning date of the performance period applicable thereto through such December 31 (the “performance-based acceleration”). Vesting of all unvested performance-based equity awards granted on or following February 22, 2018 will occur at the end of the applicable performance period with respect to that number of shares of Common Stock (or performance units or dividend equivalents, as applicable) based on the performance level achieved through the end of such performance period.

If Mr. Silvernail’s employment is terminated due to his disability or death, he or his estate, as applicable, will receive a pro rata portion of his annual bonus for the year in which his termination occurs (based on the portion of the year he was employed) as well as the time-based acceleration and the performance-based acceleration with respect to performance-based equity awards granted prior to February 22, 2018, as described above. With respect to the time-based acceleration, (i) for time-based awards granted before February 22, 2018, such awards will remain exercisable for one year following the date of such termination of employment or until expiration of the option term, if earlier, and (ii) for time-based awards granted on or following February 22, 2018, such awards will remain exercisable for five years following the date of termination of employment, or until expiration of the term, if earlier. Additionally, under Mr. Silvernail’s employment agreement, in the case of such termination for disability or death, vesting of all unvested performance-based equity awards granted on or following February 22, 2018 will vest at the end of the applicable performance period with respect to that number of shares of Common Stock (or performance units or dividend equivalents, as applicable) based on the performance level achieved through the end of such performance period.

If Mr. Silvernail’s employment is terminated due to his retirement (as defined in the employment agreement), (i) he will receive the time-based acceleration, with such time-based awards granted before February 22, 2018 remaining exercisable for one year following the date of termination of employment or until expiration of the option term, if earlier, and with such time-based awards granted on or following February 22, 2018, remaining exercisable for five years following the date of termination of employment or until expiration of the option term, if earlier, and (ii) he will receive (A) the performance-based acceleration with respect to performance-based equity awards granted prior to February 22, 2018 and (B) vesting at the end of the applicable performance period with respect to that number of shares of Common Stock (or performance units or dividend equivalents, as applicable) based on the performance level achieved through the end of such performance period, with respect to all unvested performance-based equity awards granted on or following February 22, 2018.

If Mr. Silvernail’s employment is terminated by the Company without cause or by him for “good reason” (as defined in the employment agreement), in either case, in contemplation of or within the 24-month period following a change in control, then, subject to his execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenants, he will receive (i) continuing salary payments and health benefits for 36 months following termination, (ii) a pro rata portion of his annual bonus for the year in which his termination occurs (based on the portion of the year he was employed), (iii) a payment equal to 300% of his base salary, payable over 36 months commencing approximately 60 days after his termination, (iv) time-based acceleration, and (v) in lieu of performance-based acceleration, a cash payment in respect of all performance-based equity awards with respect to which he has not yet received payment, based on the performance level achieved with respect to the performance goal(s) under each such award from the beginning date of the performance period applicable thereto through such change in control, with such cash payment adjusted to reflect hypothetical earnings (equal to the lesser of the Barclays Long Aaa US Corporate Index or 120% of the applicable federal long-term rate, in each case, determined as of the first business day of November of the calendar year preceding the change in control and compounded) for the period between such change in control and the date of payment.

In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the IRC, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Silvernail than receiving the full amount of such payments.

Mr. Silvernail is subject to the non-competition and employee and business non-solicitation covenants set forth in the Confidential Information, Work Product and Restrictive Covenant Agreement previously entered into between Mr. Silvernail and the Company.

Messrs. Grogan, Ashleman and Bucklew and Ms. Cade

The Company has entered into letter agreements with Messrs. Grogan, Ashleman and Bucklew and Ms. Cade providing for (a) severance pay in an amount equal to two times the sum of the executive’s annual base salary and target MICP bonus in the event of an involuntary termination within two years following a change in control, payable over the 24-month period following termination and (b) severance pay in an amount equal to the sum of one year of salary and target MICP bonus in the event of an involuntary termination without cause other than in connection with a change in control, in exchange for a signed release.

Equity Awards

The IAP provides that if a change in control occurs, then each outstanding award will continue in effect, or be assumed or an equivalent award substituted by the Company’s successor; provided, that if the grantee incurs a termination of service without cause or for good reason (each as defined in the IAP) within 24 months following such change in control, the awards will become fully exercisable and all forfeiture restrictions will lapse. If an outstanding award is not assumed or substituted upon a change in control or if, following a change in control, neither the Company nor its successor has equity securities that are readily tradable on a regulated securities exchange, then the awards will vest in full.

2018 and 2019 PSU Grants

Notwithstanding the foregoing, the award agreements for PSUs granted in 2018 and 2019 provide that if a change in control occurs, the grantee will receive a cash payment in respect of such PSUs valued based on the actual level of achievement of the performance goals against target measured as of the date of the change in control, including dividend equivalents earned up to the change in control, with such value adjusted to the date of payment to reflect hypothetical earnings (equal to the lesser of the Barclays Long Aaa U.S. Corporate Index or 120% of the applicable federal long-term rate, in each case, determined as of the first business day of November of the calendar year preceding the change in control and compounded) for the period between such change in control and the date of payment. The cash payment will be paid as soon as practicable following the earliest to occur of the following events: (i) if, as of the time of the change in control, the grantee is eligible for retirement, as of the date of the change in control, (ii) as of the date the grantee first becomes eligible for retirement following the change in control if that date occurs prior to the end of the performance period, (iii) if the grantee’s service is terminated by the Company without cause or by the grantee for good reason and the date of termination occurs (or the event giving rise to good reason occurs), in each case, within 24 months following the change in control, on the date of such termination, (iv) if the grantee remains employed through the end of the applicable performance period, as of the end of the applicable performance period, or (v) if the grantee’s employment is terminated due to death or disability prior to the end of the performance period, as of the date of death or disability.

Termination due to Death, Disability or Retirement

The award agreements for stock options and restricted stock awards provide that if the grantee’s service is terminated by reason of death, disability or retirement, the award will become fully vested and exercisable. The award agreements for the 2018 and 2019 PSU grants provide that if the grantee’s service is terminated by reason of death, disability or retirement, the PSUs and any dividend equivalents thereon will become fully vested and earned based on the actual level of achievement of the performance goals against target measured through the end of the performance period.

SERP

Pursuant to the SERP, if a change in control occurs then not later than the closing date for the change in control event the amount credited to each participant’s deferred compensation account shall be distributed in one lump sum in cash and/or Common Stock.

Quantification of Termination Payments and Benefits — Change in Control

The following tables set forth the amount each NEO would receive in the event of a termination of employment, as severance or as a result of accelerated vesting if his or her employment was terminated without cause or for good reason, or for disability or death, upon a change in control or in connection with a termination of employment following a change in control, using the following assumptions:

•	change in control and/or termination of employment on December 31, 2019;

•	accelerated vesting of options and restricted stock, and exercise of all accelerated vested options based on the closing market price of $172.00 per share of Common Stock on December 31, 2019;

•	accelerated vesting of PSUs and payment of cumulative dividend equivalents as valued based on performance as of December 31, 2019; and

•	accelerated vesting of benefits under the SERP, paid in a lump sum.

All potential termination payments set forth in the tables below reflect full payments under the potential scenarios and do not reflect any reductions that could occur if the payment is subject to excise tax under Section 280G of the Internal Revenue Code.

Change in Control and Termination Payments and Benefits for Andrew K. Silvernail

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	4,120,000	-	-	6,180,000
Unvested Restricted Stock	-	-	-	-
Unvested Options	10,763,854	10,763,854	-	10,763,854
Unvested Performance Shares (1)	11,558,256	11,558,256	-	11,338,307
SERP	2,642,638	2,642,638	2,642,638	2,642,638
Health and Welfare Benefits	45,360	-	-	68,040
Total	29,130,108	24,964,748	2,642,638	30,992,839

Change in Control and Termination Payments and Benefits for William K. Grogan

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	901,250	-	-	1,802,500
Unvested Restricted Stock	-	943,420	-	943,420
Unvested Options	-	2,309,828	-	2,309,828
Unvested Performance Shares (1)	-	2,286,392	-	2,242,374
SERP	282,241	282,241	282,241	282,241
Total	1,183,491	5,821,881	282,241	7,580,363

Change in Control and Termination Payments and Benefits for Eric D. Ashleman

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	1,134,000	-	-	2,268,000
Unvested Restricted Stock	-	-	-	-
Unvested Options	-	2,715,081	-	2,715,081
Unvested Performance Shares (1)	-	4,902,977	-	4,798,695
SERP	859,237	859,237	859,237	859,237
Total	1,993,237	8,477,295	859,237	10,641,013

Change in Control and Termination Payments and Benefits for Denise R. Cade

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	805,800	-	-	1,611,600
Unvested Restricted Stock	-	-	-	-
Unvested Options	-	1,530,788	-	1,530,788
Unvested Performance Shares (1)	-	1,943,875	-	1,907,046
SERP	314,398	314,398	314,398	314,398
Total	1,120,198	3,789,061	314,398	5,363,832

Change in Control and Termination Payments and Benefits for Jeffrey D. Bucklew

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	700,400	-	-	1,400,800
Unvested Restricted Stock	-	-	-	-
Unvested Options	-	1,289,113	-	1,289,113
Unvested Performance Shares (1)	-	1,480,991	-	1,452,918
SERP	385,138	385,138	385,138	385,138
Total	1,085,538	3,155,242	385,138	4,527,969

(1)

In the event of a termination for disability or death, PSU grants and cumulative dividend equivalents will become fully vested at the end of the applicable performance period. For purposes of the termination payment calculation, PSU grants have been valued based on performance as of December 31, 2019.

CEO and Median Employee Pay Ratio

We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance stockholder value. We are committed to providing market-competitive compensation and to internal pay equity. The following CEO to median employee pay ratio is provided pursuant to Item 402(u) of SEC Regulation S-K.

Methodology for Identifying the Median Employee

The Compensation Committee reviewed a comparison of our CEO’s annual total compensation in 2019 to that of the median employee for the same period. The Company used total annual cash compensation (salary/hourly earnings, commissions, bonuses paid, and allowances/fixed payments) as of December 31, 2017 to determine the median employee. The Company determined there were no changes to the employee population or employee compensation arrangements over the last two fiscal years that would result in a significant change to the pay ratio disclosure and as permitted under the Item 402(u) median employee identification instructions, elected to use the same median employee in the 2019 calculation. Under the Item 402(u)(4)(ii) (“de minimis”) exemption, the Company may exclude non-U.S. employees up to a 5% threshold when identifying the median employee. As noted in the Company’s 2018 Proxy Statement, in determining such median employee, the Company excluded 220 employees from the following jurisdictions, comprising less than 5% of the 6,957 total Company population (with number of employees):

Australia (33)	Columbia (1)	Japan (33)	Singapore (15)
Austria (44)	Czech Republic (1)	Korea (4)	South Africa (1)
Belgium (15)	France (5)	Mexico (10)	Taiwan (1)
Brazil (9)	Ireland (33)	Poland (2)	United Arab Emirates (13)

The 6,737 employees who were included in identifying the median employee are located in the following countries:

Canada	India	The Netherlands
China	Italy	United Kingdom
Germany	Switzerland	United States of America

Pay Ratio

We calculated annual total compensation for the median employee consistent with the same methodology we use for our NEOs as set forth in the 2019 Summary Compensation Table. The annual total compensation of the CEO is $9,119,596. The median of the annual total compensation of all employees, except the CEO, is $66,703. The pay ratio is 137:1.

Our Board of Directors recommends that you vote FOR the approval of the Company’s executive compensation

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are soliciting a non-binding advisory vote (say-on-pay) on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure set forth in this Proxy Statement, as required under Section 14A of the Securities Exchange Act of 1934, as amended.

The Company maintains a balanced approach to executive compensation with a mix of both cash and non-cash awards and short- and long-term incentives, with total direct compensation targeted within a range that includes market median for comparable positions at comparable companies. Where an individual executive’s target compensation is positioned within the competitive range is based on the individual factors listed in the Compensation Discussion and Analysis. Actual compensation in any given year should and does vary from target based on Company and individual performance. In this way, the Company motivates and rewards both vital short-term performance and long-term value creation. The Board of Directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion contained in this Proxy Statement.

Because the vote is advisory, it will not be binding on the Company. However, the Compensation Committee will consider the outcome of the vote in determining future compensation policies and decisions. Currently, stockholders are given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s 2021 Annual Meeting of Stockholders.

AUDIT COMMITTEE REPORT

For the year ended December 31, 2019, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in PCAOB Release No. 2012-004 and approved by the SEC in Release No. 34-68453, and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, discussed with the auditors their independence, and satisfied itself as to the auditors’ independence.

Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

Mark A. Buthman, Chair

Mark A. Beck

William M. Cook

Ernest J. Mrozek

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company for each of the last two fiscal years for professional services rendered by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities), are set forth in the table below. All such fees were pre-approved by the Audit Committee in accordance with the pre-approval policy discussed below.

	2019	2018

Audit fees(1)	$ 3,448,291	$4,129,916(2)

Audit-related fees(3)	-	-

Tax fees(4)	$ 1,722,719	$1,207,429

All other fees(5)	-	-

Total	$ 5,171,010	$5,337,345

(1)

Audit fees represent the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports, and services in connection with statutory and regulatory filings or engagements.

(2)	Audit fees include $655,354 of additional fees related to the 2017 audit of the Company’s financial statements that were billed after the Company’s 2018 Proxy Statement was filed on March 16, 2018.
(3)

Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under audit fees.

(4)	Tax fees represent the aggregate fees billed for professional services for tax compliance, tax advice and tax planning.
(5)

All other fees represent the aggregate fees billed for products and services that are not included in the audit fees, audit-related fees, and tax fees. The Audit Committee has determined that the provision of these services is not incompatible with maintaining the Deloitte Entities’ independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the pre-approval of audit and non-audit services rendered by the Deloitte Entities. For audit services, the accounting firm provides the Audit Committee with an audit services plan during the second quarter of each fiscal year outlining the scope of the audit services proposed to be performed for the fiscal year and the associated fees. This audit services plan must be formally accepted by the Audit Committee.

For non-audit services, management submits to the Audit Committee for approval during the second quarter of each fiscal year and from time-to-time during the fiscal year a list of non-audit services that it recommends the Audit Committee engage the accounting firm to provide for the current year, along with the associated fees. Company management and the accounting firm each confirm to the Audit Committee that any non-audit service on the list is permissible under all applicable legal requirements.

The Audit Committee approves both the list of permissible non-audit services and the budget for such services. The Audit Committee delegates to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair reports any such actions taken to the Audit Committee at a subsequent Audit Committee meeting.

Our Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP

PROPOSAL 3 — APPROVAL OF AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2020. Representatives of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Although the rules of the U.S. Securities and Exchange Commission and the corporate governance listing standards of the New York Stock Exchange require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing stockholders with the opportunity to express their views on this issue. While this vote cannot be binding, if the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will take the vote into account in making future appointments.

Our Board of Directors recommends that you vote AGAINST the Stockholder Proposal Regarding a Report Related to Employee Representation on the Company’s Board of Directors

PROPOSAL 4 — STOCKHOLDER PROPOSAL REGARDING A REPORT RELATED TO EMPLOYEE REPRESENTATION ON THE COMPANY’S BOARD OF DIRECTORS

NorthStar Asset Management, Inc. Funded Pension Plan, P.O. Box 301840 Boston, MA 02130, the beneficial owner of 441 shares of IDEX Corporation common stock, intends to propose the following resolution at the Annual Meeting.

“Employee Representation on the Board of Directors

WHEREAS: Our company’s employees are crucial to our ability to offer shareholders continued return on their investment. A 2018 Forbes article emphasized the need for retaining top employees by “focus[ing] on excellence in engagement”;

In August 2019, the Business Roundtable, an association of chief executive officers of America’s leading companies, issued a new Statement on the Purpose of a Corporation which emphasized “a fundamental commitment to all of our stakeholders.” Shareholders believe that part of fulfilling the Roundtable’s commitment to “invest[    ] in our employees” could come from a direct line of communication between employees and the board;

In 2018, the Accountable Capitalism Act was introduced into the U.S. Congress to combat “America’s fundamental economic problems” such as companies’ failure to reinvest proceeds in their operations, including employees. The Act would require that “boards … include substantial employee participation … ensur[ing] that no fewer than 40% of [a board’s] directors are selected by the corporation’s employees”;

Several European countries require employee representation on boards. Academic analysis of one such policy stated that it “offer[s] advantages for technical efficiency, skill development and knowledge generation through its protection of specific human capital investments”;

A recent poll found that a majority of Americans “would support allowing employees at large companies to elect representatives to those companies’ boards of directors…”;

Competitiveness in our sector is evolving quickly due to technology such as artificial intelligence, machine learning, and cognitive analytics. The Manufacturing Leadership Council lists the need to “attract, develop, train, retain, and inspire both the current workforce and the next generation of employees” as a “critical issue” for the manufacturing industry; Shareholders believe that our company can advance long-term value creation through a board that includes non-management employee representation.

RESOLVED: Shareholders of IDEX Corporation urge the Board of Directors to prepare a report to shareholders describing opportunities for the company to encourage the inclusion of non-management employee representation on the Board.

SUPPORTING STATEMENT: The report should be prepared within one year, at reasonable cost and excluding proprietary and privileged information. The Board is encouraged to assess:

1.	Any legal, technical, practical, or organizational impediments to non-management employees gaining board nomination;

2.	Benefits and challenges associated with board membership of non-management employees;

3.

Opportunities or procedures through which non-management employees could gain nomination to the board, such as allocation of board slots or special board nomination processes for non-management employees, and any needed changes to corporate governance documents to accomplish such changes.

For purposes of this proposal, the term “non-management employees” should be understood to be employees that are neither management nor company executives.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

COMPANY STATEMENT IN OPPOSITION TO THE PROPOSAL

We have best-in-class employee engagement. Engagement is a combination of satisfaction, advocacy, retention and pride, and we conduct an anonymous companywide iSay engagement survey on an annual basis to measure our employee engagement, as well as manager effectiveness and performance enablement. In 2019, we were in the top quartile (25%) of manufacturing companies in all three indices, with a response rate of 88% (best in class is 80% and above). Last year, we were in the top quartile on employee engagement and manager effectiveness. Results are shared with departmental groups and also reviewed by function and by business unit to enable targeted focus on matters of local importance to particular teams (which avoids a “one size fits all approach”). Our latest CSR Report, which is available under the Corporate Social Responsibility link on our website at www.idexcorp.com encapsulates the many ways we are actively invested in and engage our employees in the office and in their communities.

We have many avenues for employee engagement with management and our Board. We believe a key element of our continued success is our ability to establish a work environment where employees feel connected to the Company and recognize that their role matters. We offer numerous ways for employees to be heard and exert influence outside of Board representation. For example, our CEO, COO and senior leaders regularly host meetings to provide business updates and answer questions posed by employees. Those questions can be presented anonymously prior to the meetings or at the meetings themselves. Employees can provide feedback and raise any questions on any topic when completing our annual iSay survey. Our CEO regularly asks employees to email him directly with concerns or suggestions and has a blog where he speaks on topics of interest and welcomes feedback.

We have an Open Door Policy under which we encourage employees to report concerns, ask for guidance and voice their opinions to any member of management or Human Resources. We also have a hotline in place that allows employees to raise concerns they may have about the Company on an anonymous and confidential basis (except where prohibited by local privacy laws) 24 hours a day anywhere in the world. Management regularly, as well as Board members numerous times a year, visit manufacturing facilities and interact with employees, who have an opportunity to ask questions and give feedback. Finally, employees and all other stakeholders may contact directors in writing. We take information communicated through these multiple avenues very seriously and regularly provide responses and updates on issues that employees raise. In addition, we believe that information collected from employees can be valuable to decision making.

Further, we continually invest in the training of our people, from on-the-ground learning and mentorships at our business units around the world, to our IDEX Academy programs that help develop team members at all levels so they can advance in their careers.

We have a thoughtful and inclusive director nominee selection process. Our existing director selection process is designed to identify and nominate the strongest director candidates from all available sources, including our employees, and is motivated by our focus on long-term value creation. Although we currently only have one employee (our CEO, Andrew Silvernail) serving on the Board, our nominating process permits other employees, including those who are not members of management, to serve on the Board. Stockholders may recommend Board candidates to be considered by the Nominating and Corporate Governance Committee (Nominating Committee). The Nominating Committee is committed to giving the same consideration toward stockholder-recommended nominees as those recommended from other sources. We describe in this Proxy Statement, the process for making director nominee recommendations to the Nominating Committee.

From a process standpoint, we believe the Board and the Nominating Committee are best situated to assess the particular qualifications of potential director nominees. In selecting potential nominees for the Board, the Nominating Committee considers several qualities, including specialized expertise in the industries in which we compete, a breadth of knowledge about issues affecting us, executive leadership in business or administrative activities, financial expertise, personal integrity, and a willingness to assume fiduciary responsibilities.

Our current process for selecting director nominees has resulted in an effective Board composed of a diverse group of leaders with a complementary blend of backgrounds, experiences, skills, expertise and perspectives. Collectively, the current members of the Board have senior leadership experience at major domestic and international companies, key management skills, such as financial expertise in mergers and acquisitions, industrial manufacturing, organizational leadership, and expertise in international business; and experience on boards of other global public companies.

The proposal suggests that we allocate board slots or use a special board nomination process for non-management employees. This would require us to deviate from our existing thoughtful and inclusive process and seriously undercut the role of our Nominating Committee and Board in one of the most crucial elements of corporate governance—the election of directors. This could diminish the effectiveness of our Board and would decrease the number of directors who qualify as independent.

CONCLUSION

As a result of our best-in-class employee engagement, the methods we make available to employees to communicate with management and the Board, our continual investment in the training of our people, and our thoughtful and inclusive director nominee selection process (which permits employees to be recommended as potential director candidates), we believe our current director nominee selection process is sufficient and that the report requested by your proposal is not necessary.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

A stockholder desiring to submit a proposal for inclusion in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders must deliver the proposal so that it is received by the Company no later than November 20, 2020. The Company requests that all such proposals be addressed to Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045, and mailed by certified mail, return receipt requested.

In addition, the Company’s Bylaws require that any stockholder desiring to nominate a director for election or propose other business for consideration at the 2021 Annual Meeting of Stockholders must provide written notice. Such notice must contain the information required by the Bylaws and must be received by the Corporate Secretary not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting of stockholders. To be timely for the 2021 Annual Meeting of Stockholders, any such notice must be received by the Corporate Secretary, at the address above, on any date beginning on January 7, 2021 and ending on February 6, 2021.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his or her judgment on those matters.

By Order of the Board of Directors,

DENISE R. CADE

Senior Vice President, General Counsel

and Corporate Secretary

March 20, 2020

Lake Forest, Illinois

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained by stockholders without charge by sending a written request to Chief Financial Officer, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

1925 W. FIELD CT, SUITE 200 LAKE FOREST, IL 60045 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E97707-P32565 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. 1. To elect four directors each for a term of three years Nominees: 01) ANDREW K. SILVERNAIL 02) KATRINA L. HELMKAMP 03) MARK A. BECK 04) CARL R. CHRISTENSON 2. Advisory vote to approve named executive officer compensation. 3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2020. 4. To consider a stockholder proposal regarding a report related to employee representation on the Company’s Board of Directors, if properly presented at the meeting. For address changes and/or comments, please check this box and write them on the back where indicated. Yes No Please indicate if you plan to attend this meeting. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below. For Against Abstain Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature [Joint Owners] Date

IDEX CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS MAY 7, 2020 The Annual Meeting of Stockholders of IDEX Corporation (the “Company”) will be held on Thursday, May 7, 2020, at 9:00 a.m., Central Time, at the DoubleTree Hotel, 5460 N. River Road, Rosemont, Illinois 60018, for the purposes listed on the reverse side. The Board of Directors fixed the close of business on March 13, 2020, as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. You may obtain directions to the location of the Annual Meeting by visiting our website at www.idexcorp.com. YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure these shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting The Notice and Proxy Statement and Form 10-K of IDEX Corporation are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual Proxy card must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing. E97708-P32565 IDEX CORPORATION 1925 West Field Court, Suite 200 Lake Forest, Illinois 60045-4824 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints William M. Cook, Eric D. Ashleman and Denise R. Cade, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of IDEX Corporation held of record by the undersigned on March 13, 2020, at the Annual Meeting of Stockholders to be held on May 7, 2020, at 9:00 a.m. Central Time, at the DoubleTree Hotel, 5460 N. River Road, Rosemont, Illinois 60018, or at any adjournment thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side